                                                                  EXECUTION COPY

                     MEMBERSHIP INTEREST PURCHASE AGREEMENT

                                  By and Among

                            MATRIA HEALTHCARE, INC.,

                             FACET TECHNOLOGIES, LLC

                                       and

                              FACET ACQUISITION LLC

                            Dated as of July 26, 2006

ARTICLE I PURCHASE AND SALE OF THE INTERESTS...............................    1
   SECTION 1.1   Purchase and Sale of the Interests........................    1
   SECTION 1.2   Purchase Price Adjustment.................................    2

ARTICLE II THE CLOSING.....................................................    3
   SECTION 2.1   Closing Date..............................................    3
   SECTION 2.2   Transactions to be Effected at the Closing................    4

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER.......................    4
   SECTION 3.1   Organization, Standing and Power..........................    4
   SECTION 3.2   Authority.................................................    5
   SECTION 3.3   Capitalization............................................    6
   SECTION 3.4   Subsidiaries..............................................    6
   SECTION 3.5   Compliance with Applicable Laws...........................    6
   SECTION 3.6   Financial Statements......................................    6
   SECTION 3.7   Absence of Certain Changes................................    7
   SECTION 3.8   Litigation: Decrees.......................................    8
   SECTION 3.9   Title to Interests........................................    8
   SECTION 3.10  Real Property.............................................    8
   SECTION 3.11  Personal Property.........................................    9
   SECTION 3.12  Intellectual Property.....................................    9
   SECTION 3.13  Insurance.................................................   10
   SECTION 3.14  Contracts.................................................   11
   SECTION 3.15  Employee Benefits.........................................   12
   SECTION 3.16  Environmental Matters.....................................   13
   SECTION 3.17  Taxes.....................................................   13
   SECTION 3.18  Labor Matters.............................................   14
   SECTION 3.19  Suppliers and Customers...................................   15
   SECTION 3.20  Products..................................................   15
   SECTION 3.21  Accounts Receivable.......................................   16
   SECTION 3.22  Inventory.................................................   16
   SECTION 3.23  Permits...................................................   16
   SECTION 3.24  Brokers...................................................   16
   SECTION 3.25  Indebtedness and Other Liabilities........................   16
   SECTION 3.26  Absence of Undisclosed Liabilities........................   17
   SECTION 3.27  No Known Claims...........................................   17
   SECTION 3.28  No Other Representations or Warranties; Scope of
                 Representations...........................................   17

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER.....................   18
   SECTION 4.1   Organization, Standing and Power..........................   18
   SECTION 4.2   Authority.................................................   18
   SECTION 4.3   Litigation................................................   19
   SECTION 4.4   Brokers...................................................   19

   SECTION 4.5   Investment Representations................................   19
   SECTION 4.6   No Other Representations or Warranties....................   20

ARTICLE V COVENANTS........................................................   20
   SECTION 5.1   Operation of the Business.................................   20
   SECTION 5.2   Pre-Closing Access to Information.........................   21
   SECTION 5.3   HSR Act Filings...........................................   21
   SECTION 5.4   Expenses..................................................   21
   SECTION 5.5   Brokers or Finders........................................   22
   SECTION 5.6   Review of the Company.....................................   22
   SECTION 5.7   Cooperation of the Parties; Regulatory Approvals..........   22
   SECTION 5.8   Ancillary Documents.......................................   22
   SECTION 5.9   Notification..............................................   23
   SECTION 5.10  Post-Closing Access to Information........................   23
   SECTION 5.11  Tax Matters...............................................   24
   SECTION 5.12  Obligations with Respect to Employees of the Company......   26
   SECTION 5.13  Resignation...............................................   29
   SECTION 5.14  Distributions.............................................   29
   SECTION 5.15  Payment of Company Indebtedness...........................   29
   SECTION 5.16  Guarantees of Seller......................................   29
   SECTION 5.17  Exclusivity...............................................   30
   SECTION 5.18  Actions Prior to Closing..................................   30
   SECTION 5.19  Bank Accounts, Collection of Acounts Receivable...........   31
   SECTION 5.20  Cap Ex Shortfall..........................................   31

ARTICLE VI CONDITIONS PRECEDENT............................................   31
   SECTION 6.1   Conditions to Each Party's Obligation.....................   31
   SECTION 6.2   Conditions to Obligation of Purchaser.....................   32
   SECTION 6.3   Conditions to Obligation of Seller........................   34

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER..............................   34
   SECTION 7.1   Termination...............................................   34
   SECTION 7.2   Amendments and Waivers....................................   36

ARTICLE VIII INDEMNIFICATION...............................................   37
   SECTION 8.1   Survival of Representations and Warranties................   37
   SECTION 8.2   Indemnification by Seller.................................   38
   SECTION 8.3   Indemnification by Purchaser..............................   39
   SECTION 8.4   Indemnification Limitations...............................   39
   SECTION 8.5   Manner of Payment.........................................   40
   SECTION 8.6   Claims....................................................   40
   SECTION 8.7   Exclusive Remedy..........................................   43
   SECTION 8.8   Certain Waivers...........................................   43

ARTICLE IX  NON-COMPETITION; NON-SOLICITATION AND CONFIDENTIALITY..........   43
   SECTION 9.1   Non-Compete; Non-Solicitation.............................   43
   SECTION 9.2   Confidentiality...........................................   46

ARTICLE X GENERAL PROVISIONS...............................................   47
   SECTION 10.1  Notices...................................................   47
   SECTION 10.2  Severability..............................................   48
   SECTION 10.3  Counterparts..............................................   48
   SECTION 10.4  Entire Agreement; No Third Party Beneficiaries............   48
   SECTION 10.5  Attachments...............................................   48
   SECTION 10.6  Governing Law.............................................   49
   SECTION 10.7  Consent to Jurisdiction...................................   49
   SECTION 10.8  Waiver of Jury Trial......................................   49
   SECTION 10.9  Publicity.................................................   49
   SECTION 10.10 Assignment................................................   50
   SECTION 10.11 Further Assurances........................................   50
   SECTION 10.12 Remedies..................................................   50

ARTICLE XI DEFINITIONS.....................................................   50
   SECTION 11.1  Definitions...............................................   50
   SECTION 11.2  Construction and Interpretation of Certain Terms and
                 Phrases...................................................   58

Exhibit A   Statement of Adjustment Methods
Exhibit B   Transition Services Agreement
Exhibit C   Troutman Sanders LLP Legal Opinion

* Schedules and exhibits are omitted pursuant to Regulation S-K, Item 601(b)(2); Matria Healthcare, Inc. agrees to furnish supplementally a copy of such schedules and/or exhibits to the SEC upon request.

                     MEMBERSHIP INTEREST PURCHASE AGREEMENT

     THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (the "Agreement"), dated as of the 26th day of July, 2006, is by and among MATRIA HEALTHCARE, INC., a Delaware corporation ("Seller"), FACET TECHNOLOGIES, LLC, a Georgia limited liability company (the "Company"), and FACET ACQUISITION LLC, a Georgia limited liability company ("Purchaser").

                                   WITNESSETH:

     WHEREAS, the Company is an engineering and manufacturing organization that designs, develops, assembles and distributes products (including microsampling devices for blood glucose monitoring) for the medical device and drug delivery industry (the "Business");

     WHEREAS, Seller is the owner of all of the issued and outstanding limited liability company interests of the Company (the "Interests"); and

     WHEREAS, Seller desires to sell, and Purchaser desires to purchase all of the Interests, all upon the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereby agree as follows:

                                    ARTICLE I
                       Purchase and Sale of the Interests

     SECTION 1.1 Purchase and Sale of the Interests.

          (a) Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase from Seller, all of the Interests, free and clear of all Liens, and Purchaser shall pay to Seller as consideration therefor the cash sum of (i) $122,000,000; minus (ii) the amount of the Company's and its Subsidiaries' Indebtedness as of the Closing as shown on the Closing Statement (as defined in Section 1.2(a) below and as prepared in accordance with the provisions thereof) (the "Closing Indebtedness"); plus (iii) the amount (if any) by which the Company's Working Capital as of 11:59 p.m. local time on the day prior to the Closing Date as shown on the Closing Statement (the "Closing Working Capital Amount") is more than the Target Working Capital Amount; minus
(iv) the amount (if any) by which the Company's Closing Working Capital Amount is less than the Target Working Capital Amount; minus (v) the amount, if any, of the Cap Ex Shortfall (such aggregate result, the "Purchase Price").

          (b) At the Closing, Purchaser shall pay to Seller in the manner described in Section 2.2 below an amount equal to the Purchase Price as estimated in good faith by Purchaser and Seller (the "Estimated Purchase Price") not less than two (2) Business Days prior to the Closing Date.

     SECTION 1.2 Purchase Price Adjustment. The Purchase Price shall be adjusted as follows:

          (a) Within forty-five (45) days after the Closing Date, Purchaser shall prepare, in accordance with GAAP applied on a basis consistent with the Statement of Adjustment Methods and the Company's 2005 year end consolidated financial statements, and deliver to Seller a written statement (in its final and binding form, the "Closing Statement") setting forth the Closing Indebtedness and the Closing Working Capital Amount, including the basis for such determinations and all supporting calculations. The parties acknowledge and agree that for purposes of determining adjustments to the Purchase Price pursuant to this Section 1.2, the Closing Statement shall be prepared in accordance with the definitions, procedures, methodologies, judgments, assumptions and estimates set forth on Exhibit A (the "Statement of Adjustment Methods").

          (b) Upon receipt of the Closing Statement, Seller shall have forty-five (45) days (the "Review Period") to review such Closing Statement and related computations of Closing Indebtedness and Closing Working Capital Amount. In connection with the review of the Closing Statement, Purchaser shall give, and shall cause its Representatives to give, to Seller and its Representatives reasonable access to the books, records and other related materials of the Company and its Subsidiaries and the personnel of, and work papers (subject to execution and delivery by Seller of a customary hold harmless letter in favor of the Person(s) preparing such work papers) prepared by or for, Purchaser, the Company or its Subsidiaries or their respective Representatives, including, without limitation, to such historical financial information relating to the Company and its Subsidiaries as Seller or its Representatives may reasonably request, in each case, in order to permit the timely and complete review of the Closing Statement in accordance with this Section 1.2(b). If Seller has accepted such Closing Statement in writing or has not given written notice to Purchaser setting forth any objection of Seller to such Closing Statement (a "Statement of Objections") prior to the expiration of the Review Period, then such Closing Statement shall be final and binding upon the parties. In the event that Seller delivers a Statement of Objections during the Review Period, which Statement of Objections shall specify in reasonable detail the nature and dollar amount of any disagreement being asserted, Purchaser and Seller shall use their reasonable efforts to resolve in writing any differences which they may have within thirty
(30) days following the receipt by Purchaser of the Statement of Objections. If the parties are unable to reach an agreement as to such amounts and adjustments within such thirty (30) day period, then the matter shall be submitted as promptly as practicable to PricewaterhouseCoopers, or if PricewaterhouseCoopers is unwilling or unable to serve in such capacity, to such other independent accounting firm agreed to by the parties (such accountant, the "Settlement Accountant"), who shall resolve the matters (and only such matters) still in dispute and establish the Closing Indebtedness and Closing Working Capital Amount; provided, however, that the Settlement Accountant may not (x) assign a value to any item in dispute greater than the greatest value for such item assigned by Purchaser, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned by Purchaser, on the one hand, or Seller, on the other hand, (y) determine an amount of Closing Working Capital in excess of that claimed by Seller or less than that claimed by Purchaser or (z) determine an amount of Indebtedness in excess of that claimed by Purchaser or less than that claimed by Seller. The Settlement Accountant's determination shall be based solely on presentations by Purchaser and/or Seller which are in accordance with the guidelines and procedures set forth in this

Agreement. The Settlement Accountant shall make such determination within forty-five (45) days following the submission of the matter to the Settlement Accountant for resolution, and such determination shall be final and binding upon Seller and Purchaser and may be entered and enforced in any court having jurisdiction. Seller and Purchaser agree that neither party will have any right to, and will not, institute any action of any kind challenging such determination, except that the foregoing shall not preclude an action to enforce such determination. With respect to any particular matter addressed by this
Section 1.2, neither Seller nor Purchaser shall be entitled to indemnification under Article VIII to the extent that such matter has been otherwise specifically addressed and resolved pursuant to an adjustment under this Section 1.2.

          (c) In the event any dispute is submitted to the Settlement Accountant for resolution as provided in Section 1.2(b) of this Agreement, the fees, charges and expenses of the Settlement Accountant shall be paid one-half by Seller and one-half by Purchaser.

          (d) In the event that the Purchase Price as finally determined pursuant to this Section 1.2 is greater than the Estimated Purchase Price (such excess, the "Excess"), Purchaser shall pay to Seller within five (5) Business Days of the determination of the Excess, by wire transfer of immediately available funds, an amount equal to such Excess, together with interest thereon for the period from (and including) the Closing Date to (but excluding) the date of payment, at the prime rate as quoted in the Money Rates Section of The Wall Street Journal on the Closing Date (the "Applicable Rate").

          (e) In the event that the Purchase Price as finally determined pursuant to this Section 1.2 is less than the Estimated Purchase Price (such deficiency, the "Deficiency"), Seller shall pay to Purchaser within five (5) Business Days of the determination of the Deficiency, by wire transfer of immediately available funds, an amount equal to such Deficiency, together with interest thereon for the period from (and including) the Closing Date to (but excluding) the date of payment, at the Applicable Rate.

          (f) If any amount is required to be paid pursuant to this Section 1.2 and is paid later than the dates specified in Section 1.2(d) or Section 1.2(e), interest at a rate of the Applicable Rate plus 5% per annum (e.g., if the Applicable Rate is 3.0%, the interest rate applied pursuant to this Section 1.2(f) shall be 8.0% per annum) shall be added to such amount, for the period from (and including) such fifth (5th) Business Day following the determination of the final amounts to (but excluding) the date of payment.

                                   ARTICLE II
                                  The Closing

     SECTON 2.1 Closing Date. The closing of the sale and transfer of the Interests (the "Closing") shall take place at the offices of Troutman Sanders LLP, 600 Peachtree Street, N.E., Suite 5200, Atlanta, Georgia 30308-2216, at 10:00 a.m., local time, on: (a) the later to occur of (i) September 1, 2006 or
(ii) the second Business Day following the receipt of the governmental approvals set forth in Section 6.1(a); provided, however, that either Seller or Purchaser may, by written notice to the other party, delay the date otherwise determined by the foregoing for a period not to exceed seven (7) days following such date or (b) such other time, date or place as Seller and Purchaser may agree in writing. The date on which the Closing shall occur is herein referred to as the "Closing Date"; provided, however, that the effective time of Closing shall be 12:01 a.m., local time, on the Closing Date.

     SECTION 2.2 Transactions to be Effected at the Closing.

          (a) At Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

               (i) documentation evidencing the transfer of the Interests from Seller to Purchaser;

               (ii) a duly executed copy of each of the Ancillary Documents to which Seller is a party; and

               (iii) such other instruments or documents, the delivery of which is a condition to Closing, as may be necessary to effect the Closing in accordance with this Agreement (it being understood that any such other instrument or document shall not provide for any representations or warranties or any obligations or liabilities that are not otherwise expressly provided for in this Agreement).

          (b) At Closing, Purchaser shall deliver to Seller the following:

               (i) by wire transfer to an account designated in writing by Seller prior to the Closing immediately available U.S. funds in an amount equal to the Estimated Purchase Price;

               (ii) a duly executed copy of each of the Ancillary Documents to which Purchaser is a party; and

               (iii) such other instruments or documents, the delivery of which is a condition to Closing, as may be necessary to effect the Closing in accordance with this Agreement (it being understood that any such other instrument or document shall not provide for any representations or warranties or any obligations or liabilities that are not otherwise expressly provided for in this Agreement).

                                   ARTICLE III
                    Representations and Warranties of Seller

     Seller hereby represents and warrants to Purchaser, subject to such qualifications and exceptions as are disclosed in writing in the applicable parts of the Schedules in accordance with Section 10.5, as follows:

     SECTION 3.1 Organization, Standing and Power. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Georgia. Each Subsidiary is duly organized, validly existing and in good standing in the jurisdiction of its organization, which is set forth on Schedule 3.4. The Company and each Subsidiary have the requisite limited liability company and corporate, as applicable, power and authority to own the assets owned by it and to operate such assets as currently operated and to carry out the transactions contemplated by this Agreement. The Company and each Subsidiary are qualified to transact business as a foreign limited liability company or a foreign company, as the case may be, in the jurisdictions set forth in Schedule 3.1, and neither the Company nor any Subsidiary is transacting business in any jurisdiction without the required qualifications, except for those jurisdictions in which the failure to so qualify would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

     SECTION 3.2 Authority.

          (a) The execution and delivery of this Agreement by Seller and the Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company action on the part of Seller and the Company, and the execution and delivery of the Ancillary Documents to be executed by Seller and the Company at the Closing and the consummation of the transactions contemplated thereby will be authorized by all necessary corporate and other action on the part of Seller and the Company prior to the Closing. This Agreement has been duly executed and delivered by Seller and the Company and constitutes, and each Ancillary Document to be entered into by Seller and the Company at the Closing will be duly executed and delivered by Seller and the Company at the Closing and when so executed and delivered will constitute, the legal, valid and binding obligation of Seller and the Company, as the case may be, enforceable against such party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally, and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

          (b) The execution and delivery of this Agreement by Seller and the Company, and the execution and delivery by Seller and the Company of the Ancillary Documents to be executed by Seller and the Company at the Closing, the consummation by Seller and the Company of the transactions contemplated hereby and thereby and the compliance by Seller and the Company with the terms of this Agreement and the Ancillary Documents to which Seller and the Company are or will be a party does not and will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the assets of the Company or any of its Subsidiaries under any provision of (i) the Articles of Organization or the Operating Agreement or other similar organizational documents of the Company or its Subsidiaries, (ii) subject to the filings and other matters referred to in the following paragraph (c), any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to the Company or its Subsidiaries, or
(iii) any Material Contract, except (A) as set forth on Schedule 3.2(b) and (B) in the case of clause (ii), for any such conflicts, violations, defaults, rights or Liens that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

          (c) Except as set forth in Schedule 3.2(c), no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by either Seller or the Company in connection with the execution and delivery of this Agreement or the Ancillary Documents or the consummation of the transactions contemplated hereby and thereby, except for (i) compliance with and filings under the HSR Act, and (ii) those the failure of which to obtain or make would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

     SECTION 3.3 Capitalization. Seller owns all of the issued and outstanding limited liability company interests of the Company. The authorized, issued and outstanding limited liability company interests of the Company are as set forth on the attached Schedule 3.3, and except as set forth in Schedule 3.3, there are no other authorized, issued and outstanding equity interests in the Company. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments (contingent or otherwise) that could require the Company to issue, sell, cause to become outstanding, acquire or retire any additional limited liability company interests or other ownership interests in the Company. Except as set forth on Schedule 3.3, and except for the Company's Operating Agreement, there are no agreements or understandings between the Company's members or among any other Person with respect to the voting or transfer of the Company's limited liability company interests.

     SECTION 3.4 Subsidiaries. Schedule 3.4 sets forth a list of all direct or indirect subsidiaries of the Company (the "Subsidiaries"). The Company owns all of the issued and outstanding ownership interests of each Subsidiary (such interests specified on Schedule 3.4).

     SECTION 3.5 Compliance with Applicable Laws. The Company and its Subsidiaries have complied and are in compliance with all laws, regulations, rules and orders of all Governmental Entities applicable to the Company and its Subsidiaries, except where the failure to so comply would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Entity alleging any non-compliance in any material respect with any such laws, regulations, rules or orders. Neither the Company nor any of its Subsidiaries has at any time made any bribes, kickback payments, unlawful compensation payments or other similar payments of cash or other consideration. This Section 3.5 does not apply to employee benefits matters (for which Section
3.15 is applicable), environmental matters (for which Section 3.16 is applicable), Tax matters (for which Section 3.17 is applicable) or labor matters (for which Section 3.18 is applicable).

     SECTION 3.6 Financial Statements. Seller has delivered to Purchaser (a) the unaudited consolidated balance sheets and related statements of income and cash flows of the Company as of December 31, 2003, 2004 and 2005 and (b) the unaudited consolidated balance sheet of the Company as of March 31, 2006 (the "Interim Balance Sheet") and the related statements of income and cash flows for the three-month period then ended, each attached hereto as Schedule 3.6 (the "Interim Financial Statements") (the "Interim Financial Statements" together with the financial statements described in clause (a) are referred to herein as, the "Financial Statements"). Except as set forth in Schedule 3.6, the Financial Statements (i) have been prepared in accordance with GAAP, consistently applied as of the dates and during the periods covered thereby and (ii) have been derived from, and subject, in case of the Interim Financial Statements, to any adjustments required by GAAP, are in agreement with the books and accounting records of the Company. The Financial Statements (including the related notes and schedules) fairly present, in all material respects, the financial condition and results of operation and cash flows of the Company and its Subsidiaries as of the dates and for the periods set forth therein.

     SECTION 3.7 Absence of Certain Changes. Except as set forth in Schedule 3.7, since December 31, 2005, the Company and its Subsidiaries have operated the Business in the ordinary course consistent with past practice, and neither the Company nor any of its Subsidiaries (nor Seller with respect to the Company in the case of clause (h) below) has:

          (a) sold, transferred, leased, licensed or otherwise disposed of any material properties or assets (tangible or intangible) other than inventory in the ordinary course of business;

          (b) acquired any property or assets other than in the ordinary course of business;

          (c) mortgaged, pledged or subjected to any other Lien any material portion of its assets other than in the ordinary course of business;

          (d) discharged or satisfied any material Lien other than in the ordinary course of business;

          (e) made any change in its Articles of Organization, Operating Agreement or other organizational documents;

          (f) made any declaration, setting aside or payment of any dividend or other distribution of cash or property on or in respect of the Interests or other equity interests in the Company or any of its Subsidiaries, nor made any direct or indirect redemption, retirement, purchase or other acquisition of any of the Interests or other equity interests of the Company or any of its Subsidiaries other than in the ordinary course of business;

          (g) canceled, compromised, waived, or released any material right or claim (other than in the ordinary course of business and consistent with past practice);

          (h) made or granted any bonus or any wage, salary or commission increase to any employee or group of employees (except as required by pre-existing contracts described on the attached Schedule 3.14 or, in the case of non-executive employees, in the ordinary course of business consistent with past practice), or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

          (i) made capital expenditures in excess of $400,000 in the aggregate, or received any board of director or other approval or otherwise extended or made any commitments therefor, that individually exceed $10,000 or exceed $100,000 in the aggregate;

          (j) delayed the payment of any accounts payable or commission or any other similar liability or obligation or agreed or negotiated with any party to extend the payment date of any accounts payable or commissions or any other similar liability or obligation, other than in the ordinary course of business consistent with past practice, or accelerated the collection of (or discounted) any accounts or notes receivable:

          (k) engaged in any promotional sales, discounts or price reductions, or, since July 13, 2006, engaged in any other activity (including requesting the acceleration of customer orders) that has or would reasonably be expected to have the effect of accelerating to earlier periods sales that otherwise would be expected to occur in subsequent periods;

          (l) made any change in any method of accounting or accounting policies that is material or that is other than in the usual, regular and ordinary course of business consistent with past practice or reversed any accruals (other than in the ordinary course of business consistent with past practice);

          (m) entered into any material contract other than in the ordinary course of business consistent with past practice or entered into any other material transaction, whether or not in the ordinary course of business or consistent with past practice;

          (n) suffered any change, event, condition, damage or loss that, in any individual case or in the aggregate, has had or would reasonably be likely to have a Material Adverse Effect; or

          (o) delayed the payment of any accounts payable to Asahi Polyslider Company, Ltd. ("Asahi"), or agreed or negotiated with Asahi to extend the payment date of any such accounts payable, or delayed the purchase of any inventory or other supplies from Asahi; or

          (p) entered into any agreement or contract, made any commitment or otherwise obligated itself to take any of the types of action described in subsections (a) through (o) of this Section 3.7.

     SECTION 3.8 Litigation: Decrees. Except as set forth on Schedule 3.8, there is no, and for the preceding two (2) year period there has not been any, material lawsuit, action, claim or proceeding (including any administrative, self regulatory organization or arbitration proceedings) pending, or, to the Knowledge of Seller, threatened, against or by the Company or any of its Subsidiaries. The foregoing includes, without limitation, actions pending or threatened involving the prior employment of any of the employees of the Company or its Subsidiaries, their use in connection with the Company's or its Subsidiaries business of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers. Neither the Company nor any of its Subsidiaries is in default in any material respect under any judgment, order, injunction or decree of any Governmental Entity or arbitrator entered against the Company or any of its Subsidiaries.

     SECTION 3.9 Title to Interests. Except as set forth in Schedule 3.9, Seller owns good and marketable title in and to the Interests free and clear of all Liens. At the Closing, the Interests shall be sold, transferred, assigned and conveyed to Purchaser free and clear of all Liens (including those set forth on Schedule 3.9).

     SECTION 3.10 Real Property. Neither the Company nor any of its Subsidiaries owns any real property. Schedule 3.10 sets forth a list of all real property leased by the

Company or any of its Subsidiaries (the "Leased Real Property"). Each Lease listed on Schedule 3.10 is a valid obligation of the Company, and is enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally, and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought. Except as set forth in Schedule 3.10, with respect to each Lease (a) neither the Company nor any of its Subsidiaries, nor to the Knowledge of Seller, the lessor, is in material breach or default under such Lease, (b) the consummation of the transactions described herein do not require the consent of any other party to such Lease and will not result in a breach of or default under such Lease, (c) neither the Company nor any Subsidiary thereof has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof under such Lease and (d) neither the Company nor any Subsidiary thereof has collaterally assigned or granted any other security interest in such Lease or any interest therein.

     SECTION 3.11 Personal Property. Except as set forth on Schedule 3.11, the Company and its Subsidiaries have good and valid title to, or hold a valid and enforceable leasehold interest in, all material Personal Property which is necessary to operate the Business as it is presently conducted, free and clear of all Liens (other than Permitted Liens). All material Personal Property owned or leased by the Company and its Subsidiaries which is necessary to operate the Business as it is presently conducted is in working order and is suitable for the purposes for which it is being used (taking into account ordinary wear and tear and the need for ordinary, routine maintenance and repairs).

     SECTION 3.12 Intellectual Property.

          (a) Schedule 3.12(a) sets forth a list and description of all (i) patents and applications therefor filed by or on behalf of, or that are owned by, the Company or any Subsidiary, (ii) registered trademarks and applications therefor filed by or on behalf of, or that are owned by, the Company or any Subsidiary and (iii) domain name registrations and copyright registrations and applications therefor filed by or on behalf of, or that are owned by or registered in the name of, the Company or any Subsidiary. The Intellectual Property Rights set forth in clauses (i), (ii) and (iii), together with other Intellectual Property Rights that are owned or licensed by the Company, or that are necessary or used in any material respect with respect to the Business as it is presently conducted, are collectively referred to as the "Business Intellectual Property".

          (b) Except as set forth on Schedule 3.12(b), the Company is the sole owner, free and clear of all Liens other than Permitted Liens, of all right, title and interest to, or has the right to use pursuant to a valid and enforceable written license agreement, all Business Intellectual Property.

          (c) The continued conduct of the Business as currently conducted and currently proposed (as any such proposed conduct is described in or contemplated by the Offering Materials) to be conducted does not infringe upon, misappropriate or conflict with any Intellectual Property Right of any other Person and neither the Company nor any Subsidiary thereof has infringed upon, misappropriated or conflicted with any Intellectual Property Right of any other Person. There is no material claim, action, suit or proceeding pending or, to the Knowledge of Seller, threatened against the Company or any of its Subsidiaries with respect thereto. No Person has, to the Knowledge of Seller, infringed upon, misappropriated or conflicted with any Business Intellectual Property.

          (d) Except as set forth on Schedule 3.12(d), neither the Company nor any of its Subsidiaries is a party to any agreement, consent, judgment, order, forbearance to sue or other instrument that limits or restricts the Company's or any of its Subsidiaries' ability to exploit the Business Intellectual Property.

          (e) All employees and contractors that have performed research, design, programming, development, engineering, writing, consulting or similar services for the Company or its Subsidiaries have signed written agreements as described in Schedule 3.12(e) which assign ownership to the Company of any work product developed in the course of such employee's employment.

          (f) The Company and its Subsidiaries have taken reasonable precautions, consistent with industry standards, to protect the confidentiality of all trade secrets, unpatented know-how, confidential information, customer lists, and technical information owned and documented in records by the Companies relating to the Business.

          (g) Schedule 3.12(g) sets forth a list of (i) each Contract to which the Company or any of its Subsidiaries is a party that has been entered into with customers or suppliers or any other Person and which provides that such customers or suppliers or any other Person shall own or have the rights to use any Intellectual Property Rights including (A) licenses of Intellectual Property granted by any Person, customer or supplier to the Company or any of its Subsidiaries and (B) licenses of Intellectual Property Rights granted by the Company or any of its Subsidiaries to any other Person (except in the case of clauses (A) and (B) for licenses granted to the Company of currently commercially available executable software applications for desktop use) and
(ii) all Contracts relating to the development for any Person of Intellectual Property Rights. The Company is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any Contract listed or required to be listed on Schedule 3.12(g).

     SECTION 3.13 Insurance. All the material assets of the Company and its Subsidiaries are insured for the benefit of the Company and its Subsidiaries, and will be so insured until immediately prior to the Closing, in amounts and against risks consistent with the corporate practices of the Company and its Subsidiaries. Schedule 3.13 lists all policies of insurance presently maintained by, or providing coverage for, the Company, its Subsidiaries or its respective officers, directors or managers (the "Pre-Closing Insurance Policies"). Seller is not in material breach or default under any such insurance policies listed on
Schedule 3.13, and Seller has not received any written notice of pending or threatened cancellation of any such insurance policy.

     SECTION 3.14 Contracts.

          (a) Schedule 3.14 lists all of the following types of Contracts to which the Company or any of its Subsidiaries is a party (all Contracts required to be so listed together with those Contracts described on Schedule 3.10 and
Schedule 3.12 are collectively referred to as the "Material Contracts"):

               (i) all Contracts for the employment of any Person for other than at will employment with an annual base salary in excess of $100,000, any consulting agreement with any Person involving annual payments by the Company in excess of $100,000;

               (ii) all collective bargaining agreements or any other material Contracts with any labor union;

               (iii) other than the Ancillary Documents, all Contracts with Seller, or any director, officer, subsidiary or affiliate of Seller;

               (iv) all indentures, notes, loans or credit agreements or other Contracts relating to the borrowing of money or to the direct or indirect guarantee or assumption of the obligations of any other Person for borrowed money;

               (v) all confidentiality agreements and all agreements containing covenants not to compete or otherwise prohibiting or restricting the Company or any of its Subsidiaries from freely engaging in any business or competing anywhere in the world (including those of which the Company or any of its Subsidiaries is the beneficiary of the covenant);

               (vi) all Contracts entered into with customers or suppliers or any other Person that individually involve the payment in excess of $1,000,000 on an annual basis;

               (vii) all Contracts entered into relating to any joint venture, partnership or similar arrangement involving an investment by the Company;

               (viii) all leases or similar agreements under which the Company or any of its Subsidiaries (A) is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible property owned by any third Person for an annual rent in excess of $100,000 or (B) is lessor of, or makes available for use by any third Person, any tangible property owned by the Company or any of its Subsidiaries having a fair market value in excess of $100,000;

               (ix) all mortgages, pledges, security agreements, deeds of trust or other documents granting a material Lien upon any asset of the Company or any of its Subsidiaries (including Liens upon properties acquired under conditional sales, capital lease or other title retention or security devices);

               (x) all Contracts relating to the payment or receipt by the Company or any of its Subsidiaries of any license or royalty fees, development fees or other similar payment obligations to or from any Person in excess of $100,000 on an annual basis (other than commercially available software used by the Company or any of its Subsidiaries in the ordinary course of business);

               (xi) broker, agent, sales representative, sales or distribution agreement with any Person;

               (xii) contract, agreement, commitment or undertaking with any Governmental Entity; and

               (xiii) any other agreement which is material to its operations or business prospects or involves an annual consideration in excess of $100,000, whether or not in the ordinary course of business.

          (b) The Company has delivered to Purchaser true and complete copies of each of the Material Contracts. Each Material Contract is a valid obligation of the Company and is enforceable against the Company (and, with respect to Contracts with the Company's customers set forth on Schedule 3.19, against the other party or parties thereto) in accordance with its terms and shall be in full force and effect without penalty in accordance with its terms upon consummation of the transactions contemplated hereby, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally, and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought. The Company is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any Material Contract. To the Knowledge of Seller, none of the other parties to any such Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. The Company has not received any written, or to the Knowledge of Seller oral, notice of the intention of any party to terminate, fail to renew, or renegotiate or modify any pricing or other material term of, any Material Contract.

     SECTION 3.15 Employee Benefits. Schedule 3.15 contains a list of each "employee pension benefit plan" (as defined in Section 3(2) of ERISA), "employee welfare benefit plan" (as defined in section 3(1) of ERISA) and each other plan, program, policy or arrangement relating to stock options, incentive compensation, deferred compensation, vacation or sick pay, or severance benefits and each other material plan, program, policy or arrangement, in each case currently maintained or contributed to by Seller or the Company or any of its Subsidiaries on behalf of the employees of the Company or any of its Subsidiaries (all the foregoing being herein called "Seller Benefit Plans"). Neither Seller, the Company nor any of their affiliates maintains, contributes to or has any liability or obligation with respect to any employee benefit plan subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA. The Company has made available to Purchaser true and correct copies of
(A) each Seller Benefit Plan or (B) the most recent summary plan description (or similar document) for each Seller Benefit Plan. Each of the Seller Benefit Plans has been maintained, funded and administered in material compliance with its terms and the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations. Each Seller Benefit Plan that is intended to meet the requirements of a "qualified plan" under Section 40l(a) of the Code (i) has received a favorable determination letter from the Internal Revenue Service and (ii) does not hold any employer securities. The Company has no liability (potential or otherwise) with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) solely by reason of being treated as a single employer under
Section 414(b), (c), (m) or (o) of the Code with any other Person. None of the Seller Benefit Plans are sponsored by the Company or any of its Subsidiaries.

     SECTION 3.16 Environmental Matters. The Company and its Subsidiaries have complied and are in compliance in all material respects with all Environmental Laws. There is no claim, action, suit, complaint or legal proceeding pending or, to the Knowledge of Seller, threatened against the Company or its Subsidiaries by, and the Company and its Subsidiaries have not received any other written notice from, any Person alleging any material violation of, or material liability (contingent or otherwise) or obligation under, any Environmental Law. The Company and its Subsidiaries have not entered into any consent order or other similar agreement with any Governmental Entity that imposes any material obligations affecting the Company or its Subsidiaries under any Environmental Law. The Company and its Subsidiaries have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, exposed any Person to, or released any Hazardous Substance, or owned or operated any property or facility (and no such property, including the Leased Real Property, is contaminated by any Hazardous Substance) so as to give rise to any material liabilities (contingent or otherwise) or obligations pursuant to any Environmental Law. Seller has furnished to Purchaser all environmental audits, reports and other material environmental documents relating to the past or current properties, facilities or operations of the Company, its Subsidiaries, or their respective affiliates or predecessors, to the extent such documents are in its or the Company's possession, custody or control.

     SECTION 3.17 Taxes.

          (a) The Company is classified as a "disregarded entity" within the meaning of Treasury Regulation Section 301.770 1-2(a) and has not made an election to be treated as an association within the meaning of Treasury Regulation Section 301.7701-3 and will not make such election prior to the Closing Date. During the past five (5) Tax years, Seller, with respect to the Company, and the Company have filed all material Tax Returns that they were required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by Seller with respect to the Company have been paid. Neither Seller, with respect to the Company, nor the Company is currently the beneficiary of any extension of time within which to file any Tax Return. Neither Seller, with respect to the Company, nor the Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

          (b) No claim has been made by an authority in a jurisdiction where the Company or Seller does not file Tax Returns that the Company or Seller, with respect to the Company, is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company. The Company and the Seller, with respect to the Company, have withheld and paid all material Taxes required to have been withheld and paid, and all required forms have been properly completed and timely filed.

          (c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or the Seller, with respect to the Company. Neither the Company nor the Seller, with respect to the Company, has received from any foreign, federal, state, or local taxing authority (including jurisdictions where neither the Company nor the Seller, with respect to the Company, has filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or the Seller, with respect to the Company.

          (d) Neither the Company nor the Seller, with respect to the Company, is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law). The Seller, with respect to the Company, has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Neither the Company nor the Seller, with respect to the Company, is a party to or bound by any Tax allocation, sharing, or similar agreement. Neither the Company nor the Seller, with respect to the Company, (A) has been a member of an Affiliated Group filing a combined, consolidated, or unitary Tax Return (other than a group the common parent of which was the Seller) or (B) has any liability for the Taxes of any Person (other than the Seller) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (e) Since the date of the Interim Balance Sheet, neither the Company nor the Seller, with respect to the Company, has incurred any material liability for Taxes outside the ordinary course of business.

          (f) Seller, with respect to the Company, has not entered into any "reportable transaction" as defined in Treasury Regulation 1.6011-4.

     SECTION 3.18 Labor Matters.

          (a) There are no strikes or lockouts or material work stoppages or slowdowns pending or, to the Knowledge of Seller, threatened against the Company.

          (b) There are no material complaints, charges, claims or grievances against the Company pending or, to the Knowledge of Seller, threatened to be brought or filed with any Governmental Entity, arbitrator or court based on or arising out of the employment by the Company of any employee.

          (c) The Company has complied and is in compliance with all laws, regulations, rules and orders of all Governmental Entities relating to the employment of labor, including all such laws, regulations, rules and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, immigration, workers' compensation, layoffs, and the collection and payment of withholding Taxes and similar Taxes, except where the failure to be in compliance would not, individually or in the aggregate, be reasonable likely to have a Material Adverse Effect.

          (d) The listed persons on Schedule 11.1(a) do not have any actual knowledge that any executive or any key employee of the Company (other than himself or herself) or any group of employees of the Company has any plans to terminate his or her employment with the Company after the Closing.

     SECTION 3.19 Suppliers and Customers. Schedule 3.19 sets forth a list of
(i) the top five (5) suppliers of the Company and its Subsidiaries based on amounts paid to such suppliers by the Company and its Subsidiaries and (ii) the top five (5) customers of the Company and its Subsidiaries based on sales revenue, in each case, for the fiscal years ended 2004 and 2005. Neither the Company nor any of its Subsidiaries have received any written notice, or to the Knowledge of Seller, oral statement from any supplier or customer listed on
Schedule 3.19 that such supplier or customer intends to (or is considering or evaluating whether to) after the date of this Agreement (a) stop or materially decrease the rate of, or materially and adversely change the terms with respect to, supplying or purchasing materials, products or services to or from the Company or any of its Subsidiaries, (b) terminate or change any formal or informal exclusivity arrangements with the Company or exercise any rights or options for alternative supply, or (c) re-bid, renegotiate pricing or other material terms of, or terminate any commercial arrangements. Except as described on Schedule 3.19, there are no material suppliers of products or services to the Company with respect to which practical alternative sources of supply or service are not generally available on comparable terms and conditions in the marketplace.

     SECTION 3.20 Products.

          (a) During the past two (2) years, neither the Company nor any of its Subsidiaries has suffered any material product liability or product warranty claims or any product recalls. Neither Seller, the Company nor any of the Company's Subsidiaries has received any adverse written or, to the Knowledge of Seller, any oral, notice within the past two (2) years that any Governmental Entity has commenced, or has threatened to initiate, any action to withdraw its approval or request the recall of any product of the Company or any of its Subsidiaries.

          (b) Except as set forth on Schedule 3.20, there are no products being marketed, distributed, manufactured, sold or otherwise provided by or on behalf of the Company or any of its Subsidiaries which require any approval of the United States Food and Drug Administration (the "FDA") or any other Governmental Entity for the purpose for which they are being marketed, distributed, manufactured, sold or otherwise provided and for which such approval has (i) not been obtained or (ii) been withdrawn or is no longer in full force and effect. Except as would not reasonably be likely to have a Material Adverse Effect, all products commercially distributed by the Company in any jurisdiction meet the applicable legal requirements of such jurisdiction with respect to manufacture, sale, labeling, storing, testing, distribution and marketing. Seller has made available to Purchaser all written communications between Seller and/or the Company and the FDA or any other Governmental Entity with respect to legal compliance matters involving the Company or its Subsidiaries dated from January 1, 2003 to the Closing. Neither Seller nor the Company has made any material false statements on, or material omissions from, the applications, approvals, reports or other submissions to the FDA or any other Governmental Entity prepared or maintained to comply with the requirements of the foregoing with respect to the Business. Neither Seller nor the Company has committed any act, made any statement or failed to make any statement that would breach in material respect the FDA's policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities" set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither the Company or any Subsidiary thereof, nor, to the Knowledge of Seller, any officer or key employee of the Company or any Subsidiary thereof, has been convicted of any crime or engaged in any conduct that would reasonably be likely to result in (x) debarment under 21 U.S.C. 335a or any similar law or regulation or (y) exclusion under 42 U.S.C. 1320a-7 or any similar law or regulation.

     SECTION 3.21 Accounts Receivable. All of the Accounts Receivable reflected in the Interim Balance Sheet and to be reflected in the Closing Statement have arisen from bona fide transactions entered into in the ordinary course of business consistent with past practice. Except as disclosed on Schedule 3.21, no Person has any material Lien on such receivables or any part thereof. Except as set forth in Schedule 3.21, no agreement for deduction, free goods or services, discount or other deferred price or quantity adjustment has been made with respect to any such receivables.

     SECTION 3.22 Inventory. All of the Inventory reflected on the Financial Statements and to be reflected in the Closing Statement (net of reserves) (a) was acquired or produced in the ordinary course of business, (b) is in good and merchantable condition in all material respects and (c) is located at Leased Real Property. None of the Inventory is on consignment. The reserves included in the Interim Balance Sheet for excess and obsolete items and items of below standard quality included in inventory were determined in accordance with GAAP consistently applied. Since December 31, 2005, the Company has conducted its inventory practices in the ordinary course of business consistent with past practices.

     SECTION 3.23 Permits. Schedule 3.23 sets forth a list of all material Permits necessary for the operation of the Business by the Company and its Subsidiaries as presently conducted and the ownership of their properties. True and complete copies thereof have been furnished to Purchaser. The Company holds all Permits identified on Schedule 3.23, and, to the Knowledge of Seller, all such Permits are in full force and effect. Except as set forth in Schedule 3.23, none of such Permits will be terminated or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement.

     SECTION 3.24 Brokers. Except for FTN Midwest Securities Corp., no broker, finder or investment banker acting on behalf of Seller or the Company or any of their Subsidiaries is entitled to any fee, commission or other payment in connection with this Agreement or the transactions contemplated hereby.

     SECTION 3.25 Indebtedness and Other Liabilities.

          (a) Except as set forth on the attached Schedule 3.25(a), the Company and its Subsidiaries do not have any Indebtedness.

          (b) Except as set forth on Schedule 3.25(b) or on the Interim Balance Sheet, the Company and its Subsidiaries do not have any (i) indebtedness for the deferred purchase price of property or services with respect to which the Company or is Subsidiaries is liable, contingently or otherwise, as obligor or otherwise, (ii) amounts owed under any noncompetition, consulting or deferred compensation arrangements, (iii) retention, severance, change-of-control or similar payments or obligations (other than pursuant to the Retention Agreements) or (iv) liabilities classified as non-current liabilities in accordance with GAAP.

     SECTION 3.26 Absence of Undisclosed Liabilities. Except as set forth in
Schedule 3.26, neither the Company nor any of its Subsidiaries has any material obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) other than: (i) liabilities set forth on the liabilities side of the Interim Balance Sheet (including any notes thereto), (ii) liabilities and obligations which have arisen after the date of the Interim Balance Sheet in the ordinary course of business, (iii) liabilities incurred pursuant to the terms of this Agreement and any other Ancillary Agreement and (iv) other liabilities and obligations disclosed in the Schedules referred to in this Article III or that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

     SECTION 3.27 No Known Claims. To the Knowledge of Seller and except as set forth on the Schedules (to the extent that, with respect to a particular disclosure, it is readily apparent from the Schedules that such disclosure is within the scope of this Section 3.27) (i) neither the Company nor any of its Subsidiaries has any claim, liability, obligation or cause of action (including all contract claims, tort claims, statutory claims, controversies, actions, declaratory judgment actions, cross-claims, counterclaims, demands, equitable relief, whether in law or in equity, whether past, present or future and whether or not now or heretofore known, suspected or claimed, matured or unmatured) against Seller or any other Subsidiary or Affiliate of Seller and (ii) neither Seller nor any Subsidiary or Affiliate of Seller (other than the Company or any of its Subsidiaries) has any claim, liability, obligation or cause of action (including all contract claims, tort claims, statutory claims, controversies, actions, declaratory judgment actions, cross-claims, counterclaims, demands, equitable relief, whether in law or in equity, whether past, present or future and whether or not now or heretofore known, suspected or claimed, matured or unmatured) against the Company or any of its Subsidiaries, other than, in the case of both (i) and (ii) above, (A) rights of any party under this Agreement and any of the other agreements executed and delivered in connection herewith,
(B) rights that will be paid or extinguished at or prior to the Closing and (C) any obligations arising out of the on-going commercial relationship between the Company or any of its Subsidiaries and EU Medical.

     SECTION 3.28 No Other Representations or Warranties; Scope of Representations. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, ELSEWHERE IN THIS AGREEMENT OR ANY SCHEDULE ATTACHED HERETO, SELLER DOES NOT MAKE, AND NO PARTY SHALL BE ENTITLED TO RELY UPON, ANY REPRESENTATION OR WARRANTY AS TO ANY FACT OR MATTER ABOUT SELLER, THE COMPANY OR THE BUSINESS INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. SELLER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO ANY FORWARD-LOOKING PROJECTIONS, FORECASTS, BUDGETS, FINANCIAL DATA OR ANY

OTHER FORWARD-LOOKING INFORMATION (WRITTEN OR ORAL) WITH RESPECT TO THE COMPANY OR THE BUSINESS, INCLUDING THOSE SUPPLIED IN ANY DATA ROOMS, MANAGEMENT PRESENTATIONS OR IN THE CONFIDENTIAL BUSINESS REVIEW OF THE COMPANY PROVIDED TO PURCHASER, PROVIDED, HOWEVER, THAT WITH RESPECT TO THOSE FORWARD-LOOKING PROJECTIONS OR FORECASTS FURNISHED TO PURCHASER BY SELLER, THE COMPANY OR THEIR RESPECTIVE REPRESENTATIVES, SELLER REPRESENTS AND WARRANTS THAT SUCH PROJECTIONS AND/OR FORECASTS WERE PREPARED IN GOOD FAITH AND WERE BASED UPON REASONABLE ASSUMPTIONS AT THE TIME THEY WERE MADE. NOTWITHSTANDING THE FOREGOING, THE PARTIES ACKNOWLEDGE AND AGREE THAT NOTHING CONTAINED IN THIS SECTION 3.28 SHALL LIMIT OR RESTRICT PURCHASER'S RIGHTS AND REMEDIES WITH RESPECT TO ANY CLAIM OR ACTION BASED UPON INTENTIONAL MISREPRESENTATION OR FRAUD ARISING IN CONNECTION WITH SELLER'S, THE COMPANY'S OR THEIR RESPECTIVE REPRESENTATIVES' STATEMENTS, ACTIONS AND/OR OMISSIONS.

                                   ARTICLE IV
                   Representations and Warranties of Purchaser

     Purchaser hereby represents and warrants to Seller and the Company as follows:

     SECTION 4.1 Organization, Standing and Power. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia and has the requisite limited liability company power and authority to carry on its business as currently conducted and to carry out the transactions contemplated by this Agreement.

     SECTION 4.2 Authority.

          (a) The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of Purchaser, and the execution and delivery of the Ancillary Documents to be executed by Purchaser at the Closing and the consummation of the transactions contemplated thereby will be duly authorized by all necessary limited liability company action on the part of Purchaser prior to the Closing. This Agreement has been duly executed and delivered by Purchaser and constitutes, and each Ancillary Document to be entered into by Purchaser will be duly executed and delivered at or prior to the Closing and when so executed and delivered will constitute, its legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally, and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

          (b) The execution and delivery of this Agreement by Purchaser does not, and the execution and delivery by Purchaser of the Ancillary Documents to be executed by Purchaser at the Closing, the consummation by Purchaser of the transactions contemplated hereby and thereby and the compliance by Purchaser with the terms of this Agreement and the Ancillary Documents to which Purchaser is or will be a party will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of Purchaser's assets under any provision of (i) the articles of organization or operating agreement (or comparable organizational documents) of Purchaser; (ii) subject to the filings and other matters referred to in the following paragraph (c), any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to Purchaser; or (iii) any of the terms, conditions, or provisions of any note, lien, bond, mortgage, indenture, license, lease, contract, commitment, agreement, understanding, restriction or other instrument or obligation, except in the case of clause (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not materially impair the ability of Purchaser to perform its obligations under this Agreement.

          (c) No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by Purchaser in connection with the execution and delivery of this Agreement or the Ancillary Documents or the consummation of the transactions contemplated hereby and thereby, except for (i) compliance with and filings under the HSR Act and (ii) those the failure of which to obtain or make, individually or in the aggregate, would not materially impair the ability of Purchaser to perform its obligations under this Agreement or the Ancillary Documents.

     SECTION 4.3 Litigation. As of the date hereof, there is no claim, action, suit proceeding or governmental investigation pending or, to the Knowledge of Purchaser, threatened against Purchaser, by or before any Governmental Entity that would materially impair the ability of Purchaser to perform its obligations under this Agreement.

     SECTION 4.4 Brokers. No broker or investment banker acting on behalf of Purchaser is entitled to any fee, commission or other payment in connection with this Agreement or the transactions contemplated hereby.

     SECTION 4.5 Investment Representations.

          (a) Purchaser is an "Accredited Investor" as such term is defined in Regulation D of the Securities Act;

          (b) Purchaser is acquiring the Interests for its own account for investment purposes only and not with a view to, or for sale or resale in connection with, any public distribution thereof or with any present intention of selling, distributing or otherwise disposing of the Interests.

          (c) Purchaser understands that the Interests are characterized as "restricted securities" under the federal securities laws in a transaction not involving a public offering and that under such laws and applicable regulations such securities may not be resold without an effective registration statement for the Interests under the Securities Act, or pursuant to an exemption from registration. It is understood that any documentation evidencing the transfer of the Interests shall bear the following or a similar legend:

     "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM."

     SECTION 4.6 No Other Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, PURCHASER DOES NOT MAKE, AND NO PARTY SHALL BE ENTITLED TO RELY UPON, ANY REPRESENTATION OR WARRANTY AS TO ANY FACT OR MATTER ABOUT PURCHASER.

                                    ARTICLE V
                                    Covenants

     SECTION 5.1 Operation of the Business. Except as otherwise described on
Schedule 5.1, from the date hereof until the Closing Date, Seller shall cause the Company and its Subsidiaries to be operated in the regular and ordinary course of business and in a manner consistent with past practices. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Seller shall cause the Company and its Subsidiaries, without the prior written consent of Purchaser, not to:

          (a) sell or propose the sale of any Interests or other ownership interests or any class of securities convertible into, or rights, warrants or options to acquire, any such ownership interests or other convertible securities or enter into any agreement with respect to the foregoing;

          (b) amend its Articles of Organization or Operating Agreement or other organizational documents;

          (c) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or stock of, or by any other manner, any business or any corporation, partnership, association or other entity or division thereof;

          (d) sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real or personal property or any interest therein, other than in the ordinary course of business, or sell, transfer or license any material Intellectual Property Rights;

          (e) increase the rate of compensation or other incentive or benefit payable or to become payable to any director, officer or key employee of the Company, or, as to any other employee or agent, other than in the ordinary course of business, increase the rate of compensation or other incentive or benefit payable to such other employee or agent;

          (f) incur any indebtedness for borrowed money or purchase money indebtedness or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, other than, in each case, in the ordinary course of business;

          (g) pay any claim or discharge or satisfy any Lien or pay any obligation or liability other than in the ordinary course of business or as required by the terms of any instrument evidencing or governing the same or by the terms hereof;

          (h) enter into any material contract other than in the ordinary course of business or any contract restricting the conduct of the Business in a manner inconsistent with past practice and industry standards;

          (i) take or omit to take any action that would require disclosure under Section 3.7; or

          (j) agree to do any of the foregoing.

     SECTION 5.2 Pre-Closing Access to Information.

     During the period from the date of this Agreement until the Closing, Seller shall cause the Company to afford Purchaser, and cause the Company's officers, directors, employees and Representatives to afford, Purchaser and its lenders and their respective Representatives with reasonable access during normal business hours and upon reasonable prior notice to the officers and key employees of the Company and to all the properties, books, Contracts, commitments and records relating to the Company and during such period to furnish promptly to Purchaser any information concerning the Company as Purchaser may reasonably request. Purchaser acknowledges that any information being provided to it or its Representatives by Seller or any of its affiliates or Representatives pursuant to or in connection with this Agreement is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

     SECTION 5.3 HSR Act Filings.

     Each of Purchaser and Seller shall on July 28, 2006, file with the United States Federal Trade Commission and the United States Department of Justice, the notification and report form under the HSR Act required for the transactions contemplated hereby (to the extent that the parties have not filed such notification and report form prior the execution of this Agreement) and any supplemental information requested in connection therewith pursuant to the HSR Act. Each party will bear its own costs for the preparation of any such filing and responding to any inquiries or information requests, and Purchaser and Seller shall be responsible on a 50/50 basis for the payment of any applicable filing fees.

     SECTION 5.4 Expenses.

     Whether or not the Closing takes place, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses (and with it being understood that Seller shall bear any such costs and expenses of the Company). In addition, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be borne by the Purchaser and Seller on a 50/50 basis.

     SECTION 5.5 Brokers or Finders.

     Purchaser agrees to indemnify and hold Seller and its affiliates harmless from and against any and all claims, liabilities or obligations with respect to the fees of any Person listed in Section 4.4 and any other fees, commissions or expenses asserted by any other Representative of Purchaser or any of its affiliates with respect to brokers', finders' or similar fees on the basis of the transactions contemplated by this Agreement. Seller agrees to indemnify and hold Purchaser harmless from and against any and all claims, liabilities or obligations with respect to the fees of any Person listed in Section 3.24 and any other fees, commissions or expenses asserted by any other Representative of Seller or any of its affiliates with respect to brokers', finders' or similar fees on the basis of the transactions contemplated by this Agreement.

     SECTION 5.6 Review of the Company.

     Purchaser acknowledges and agrees that it and its accountants, counsel, lenders, financial advisors and other representatives (collectively, "Representatives") have been provided with (i) access to the books and records, facilities, equipment, Contracts and other properties and assets of the Company that it and its Representatives have requested, and (ii) the opportunity to meet with the officers and employees of the Company to discuss the Business. Purchaser also acknowledges that it has conducted its own independent review and analysis of the Company. Seller acknowledges and agrees, however, that nothing in this Section 5.6, or otherwise, shall affect Purchaser's right to rely on the representations and warranties set forth in this Agreement.

     SECTION 5.7 Cooperation of the Parties; Regulatory Approvals.

     Purchaser and Seller shall be responsible for obtaining all regulatory approvals necessary for the consummation of the transactions contemplated by this Agreement (with it being understood that Purchaser and Seller shall be responsible on a 50/50 basis for the payment of any applicable filing fees relating to the HSR Act or any other regulatory filing fees). The parties shall cooperate with each other and with their respective Representatives in connection with any acts or actions required to be taken as part of or as a condition to their respective obligations under this Agreement. Subject to the terms and conditions of this Agreement, the Ancillary Documents and all applicable laws and regulations, each of the parties hereto shall use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions to the Closing and to do or cause to be done all things necessary to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, the execution and delivery of all agreements required hereunder to be so executed and delivered. Prior to the Closing, Seller shall, and shall cause the Company and its Subsidiaries to, use reasonable best efforts to give any required notices of this transaction to third parties under the Material Contracts and to obtain the Third Party Approvals.

     SECTION 5.8 Ancillary Documents.

     Seller and Purchaser agree to execute and deliver at Closing a Transition Services Agreement, substantially in the form of Exhibit B (the "Transition Services Agreement") (the "Ancillary Documents").

     SECTION 5.9 Notification.

     Each party shall give prompt written notice to the other parties of (i) any breach of any of its representations or warranties contained in Articles III or IV, as the case may be, (ii) any breach of any covenant hereunder by such party and (iii) any other material development affecting the ability of such party to consummate the transactions contemplated by this Agreement; provided that (A) in the case of clause (i) or (ii) above, if the matter or matters described in such written notice shall have, individually or in the aggregate, resulted or would be reasonably expected to result in a Material Adverse Effect, Purchaser shall have the right to terminate this Agreement, in accordance with Section 7.1(a)(vi), in which event the parties shall not have any further obligations or liabilities to one another except as otherwise provided herein and (B) such written notice shall not be deemed to have amended or supplemented any section of the Schedules or modified any representation or warranty or covenant or cured any breach of representation, warranty or covenant for purposes of determining Purchaser's right to make a claim for indemnification pursuant to Section 8.2.

     SECTION 5.10 Post-Closing Access to Information.

          (a) Following the Closing Date for a period of seven (7) years thereafter, Purchaser shall upon reasonable notice by Seller (a) afford promptly to Seller and its Representatives with reasonable access during normal business hours to the books and records, facilities, Contracts, officers, employees and agents of the Company and (b) furnish to Seller or any Subsidiary of Seller such financial and operating data and other information relating to the Company that is reasonably available to the Company, provided that, (i) such access is (A) in connection with any third party audit, investigation, dispute or litigation not involving the Company or its Subsidiaries and/or (B) necessary to comply with any applicable legal requirements or any request of a Governmental Authority and
(ii) such access is with respect to any period ending on or before the Closing Date and for any period beginning on or prior to and ending after the Closing Date.

          (b) Following the Closing, Purchaser (or an affiliate of Purchaser) may seek to issue debt or equity securities the issuance of which may require the preparation of an offering document or registration statement (the "Offering Document"), which Offering Document might be required to include financial statements of the Company and its Subsidiaries prepared in accordance with Regulation S-X of the Securities Act of 1933, as amended (the "S-X Financials"). Accordingly, Seller shall furnish to Purchaser any information or documents reasonably available to Seller that are necessary for completion of the S-X Financials and Seller agrees, following the Closing, to execute any reasonably requested management representation letters and certifications (it being understood that Seller shall not be required to make any untrue representations or certifications therein) to permit Purchaser's independent accountants to issue unqualified reports with respect to the S-X Financials to be included in the Offering Document and any amendments thereto. In addition, Seller will make available its personnel and otherwise provide support in connection with the preparation of the Offering Document and the S-X Financials to the extent reasonably requested by Purchaser; provided that, in connection with any request under this Section 5.10(b) Purchaser shall reimburse any reasonable costs and expenses incurred by Seller in complying with such request. In addition, upon the request of Purchaser, Seller shall use commercially reasonable efforts to cause KPMG, LLP (Seller's accountants) to agree to be engaged by Purchaser, its Affiliates and/or its independent accountants (at the cost and expense of Purchaser, its Affiliates and/or its independent accountants) to assist in preparing and to support the preparation of the Offering Document, the S-X Financials and the unqualified reports of Purchaser's independent accountants with respect thereto and to provide to Purchaser, its Affiliates and/or its independent accountants the work papers and other information and documents in the possession of KPMG, LLP related to the Company and its Subsidiaries (subject to execution and delivery by Purchaser of a customary hold harmless letter in favor of the Person(s) preparing such work papers). Purchaser shall indemnify and hold harmless the Seller's Indemnified Persons from and against any and all claims, liabilities or Losses arising out of, based upon or relating to the Offering Document and/or the S-X Financials.

     SECTION 5.11 Tax Matters.

          (a) Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for (i) any taxable period ending on or before the Closing Date (a "Pre-Closing Tax Period") that are due (including extensions) after the Closing Date and (ii) for any taxable period beginning on or prior to and ending after the Closing Date (a "Straddle Period"). Except as otherwise required by applicable law, Seller shall treat items on such Tax Returns in a manner consistent with the prior practices and positions of the Company. Seller shall deliver such Straddle Period Tax Returns to the Purchaser fifteen days prior to the due date for such Tax Returns for Purchaser's review. Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for any taxable period beginning after the Closing Date (a "Post-Closing Tax Period").

          (b) Seller shall be responsible for and shall indemnify the Company, Purchaser and its affiliates and hold them harmless from and against any Losses attributable to (A) all Taxes of the Company and its Subsidiaries relating to Pre-Closing Tax Periods, including any Taxes related to the Pre-Closing Tax Period of any Straddle Period, (B) all Taxes of any member of an Affiliated Group of which the Company or Seller (or any predecessor of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any analogous or similar state, local or foreign law or regulation), and (C) any and all Taxes of any Person imposed on the Company or Seller, with respect to the Company, as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring on or before the Closing Date. The indemnification under this Section 5.11 shall not be subject to the indemnification deductible and other limitations set forth in Section 8.4(a). Seller shall reimburse Purchaser for any Taxes of the Company or any Subsidiary which are the responsibility of Seller pursuant to this Section 5.11 at least 5 days prior to the payment of such Taxes by Purchaser or the Company. Purchaser shall be responsible all Taxes of the Company and its Subsidiaries for any Post-Closing Tax Periods, including any Taxes relating to the post-closing portion of any Straddle Period. In the case of any Straddle Period, (i) income taxes or other Taxes based on receipts shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period based on an interim closing of the books as of the close of business on the Closing Date (provided, however, that items such as depreciation shall be calculated in a matter described as item (ii) of this sentence) and (ii) any other Taxes shall be apportioned between the Pre-Closing Tax Period and the Post Closing Tax Period based on a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days during the taxable period.

          (c) Except as otherwise required by applicable law, Purchaser, without Seller's prior written consent shall not file, nor allow to be filed, any amended Tax Return of the Company or its Subsidiaries for a Pre-Closing Tax Period, including any Straddle Period.

          (d) Seller, on the one hand, and Purchaser, on the other hand, agree to give prompt notice, in reasonable detail, to each other of any dispute or claim concerning any Tax liability of Seller (with respect to the Company), the Company or its Subsidiaries claimed or raised by any Governmental Entity (a "Tax Claim") with respect to any Pre-Closing Tax Period. In the case of any Tax Claim relating to any Pre-Closing Tax Period, Seller shall have the right to control the conduct of such Tax Claim and shall have the right to settle such Tax Claim without the consent of the Purchaser; provided, however, such settlement shall not adversely affect the Purchaser for any Taxes for the Post-Closing Tax Period. In the case of any Tax Claim relating to the Taxes of any Straddle Period, Seller and Purchaser may each participate in the audit or proceeding at their own expense, and the audit or proceeding shall be controlled by the party who would bear the burden of the greatest portion of the adjustment; provided, however, that the party controlling the Straddle Period Tax Claim shall not settle such audit or proceeding without the consent of the other party, which consent shall not be unreasonably withheld. In the case of any Tax Claim relating to the Taxes of any Post-Closing Period or any Straddle Period, Purchaser shall have the right to control the conduct of such Tax Claim and shall have the right to settle such Tax Claim without the consent of Seller; provided, however, such settlement shall not adversely affect the Seller for any Taxes for the Pre-Closing Tax Period.

          (e) Any Tax refund or overpayment (including any interest in respect thereof) relating to any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date shall be for the account of Seller (and any such Tax refund, if received by the Purchaser, shall be payable to the Seller within fifteen (15) Business Days of the Purchaser's receipt) and any Tax refund or overpayment (including any interest in respect thereof) relating to any Post-Closing Tax Period or the post-Closing portion of any Straddle Period shall be for the account of Purchaser (and any such Tax refund, if received by Seller, shall be payable to Purchaser within fifteen (15) Business Days of the Purchaser's receipt).

          (f) Seller and the Purchaser shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, examination, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller and the Purchaser agree, upon request, to use its reasonable best efforts to obtain any certificate or other document from any Governmental Entity as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereunder).

          (g) Purchaser shall prepare an allocation of the purchase price consideration and the liabilities (and all other capitalized costs) of the Company and its Subsidiaries among the assets of the Company and its Subsidiaries (the "Acquired Assets") in accordance with the allocation principles set forth on Schedule 5.11(g). Purchaser shall deliver such allocation to Seller within ninety (90) days after the Closing Date. Seller, the Company and Purchaser shall report, act, and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation prepared by Purchaser (except as provided below). Seller shall timely and properly prepare, execute, file, and deliver all such documents, forms, and other information as Purchaser may reasonably request in preparing such allocation. Seller and Purchaser shall not take any position (whether in audits, tax returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable law. If Seller disagrees with any material aspect of the allocation of the Purchase Price described in this Section 5.11(g) or any other material aspect of the required forms, Seller and Purchaser shall use reasonable efforts to resolve such disagreement within ten (10) days. If Seller and Purchaser cannot resolve any disagreement, the matter shall be referred to the Settlement Accountant. The Settlement Accountant will have thirty (30) days to carry out a review pursuant to such procedures as it may require and prepare a written statement of its determination regarding the disputed item(s) which shall be final and binding upon the parties. Any cost, fees and expenses of the Settlement Accountant incurred in resolving the disputed item(s) pursuant to this Section 5.11(g) shall be paid one-half by Purchaser and one-half by Seller. Purchaser and Seller agree to act in accordance with the decision of such Settlement Accountant in the preparation, filing, and audit of any Tax Return.

          (h) Except to the extent such treatment is inconsistent with other provisions of this Agreement, any payments made by Purchaser or Seller to the other party pursuant to this Agreement shall be treated by both Purchaser and Seller for income tax purposes as an adjustment to the Purchase Price.

          (i) Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date, and, after the Closing Date, Purchaser and the Company shall not be bound thereby or have any liability thereunder.

     SECTION 5.12 Obligations with Respect to Employees of the Company.

          (a) Effective as of the Closing Date, Purchaser shall cause all of the active employees of the Company (referred to herein as "Transferred Employees") to remain employed by (or remain the responsibility of, as applicable) the Company as of the Closing Date. Purchaser shall cause the Company to employ Transferred Employees in comparable positions and at comparable rates of total cash compensation (including base salary and sales commission arrangements, as applicable), as in effect immediately prior to the Closing Date, and shall provide Transferred Employees with benefits (except for equity arrangements) which are in the aggregate similar to those provided by Seller to such employees immediately prior to the Closing Date. For purposes of this Section 5.12, the term "active employees" shall include all full-time and part-time employees, employees on military leave, maternity leave, short-term disability and leave under the Family and Medical Leave Act of 1993. No individual who retires or has retired or otherwise terminates or has terminated employment as an employee of the Company on or prior to the Closing Date (each a "Former Employee") shall be deemed to be a Transferred Employee. Nothing in this Agreement shall limit the ability of Purchaser, the Company, or any of their affiliates to terminate the employment of any Transferred Employee at any time following the Closing Date and for any reason, including without cause, or limit the ability of Purchaser, the Company or any of their affiliates to amend or change its benefit plans or programs or the providers thereof, or (subject to the terms of any applicable employment agreements) to change any other employment terms; provided, however, that: (i) Purchaser shall be responsible for any severance compensation, change in control payments or other liabilities arising as a result of such termination and (ii) Purchaser shall indemnify and hold harmless the Seller's Indemnified Persons from any and all liabilities arising from such actions. From and after the Closing, Seller shall not enforce against any Transferred Employee any non-solicitation, non-competition, confidentiality or nondisclosure obligation that any such Transferred Employee owes to Seller or any Subsidiary thereof if, by so enforcing any such obligation against such Transferred Employee, the performance capabilities of such Transferred Employee with respect to the Company and/or the Business would be restricted, limited or otherwise adversely affected (with it being understood that Seller may enforce any such obligations against any Transferred Employee to the extent such obligations relate to operations of the Seller that are not related to the Business).

          (b) Purchaser will give credit for prior service with Seller and the Company with respect to vacation benefits, severance benefits and for purposes of determining participation and vesting service under the applicable employee benefit plans, arrangements or other perquisites of Purchaser.

          (c) Except to the extent provided herein or in the Transition Services Agreement, Transferred Employees shall not accrue benefits under any Seller Benefit Plan after the later of the Closing Date or the date specified in such Seller Benefit Plan. Any Transferred Employee who is on short term disability or on a leave of absence of the type described in Section 5.12(a) above shall remain the liability of Seller and shall continue to receive benefits under the Seller Benefit Plans (as applicable) until such time as the Transferred Employee actively returns to work with the Company. Seller shall remain solely liable for the payment of any and all wages, salaries, bonuses, incentives and compensation of any kind payable to any Transferred Employee for any period ending on the Closing Date, except to the extent properly accrued and reflected on the Closing Statement. For the avoidance of doubt, Purchaser agrees that Seller will have no liability for the payment of any management bonuses with respect to any period beginning on or after January 1, 2006. Purchaser shall cause the Company to assume the accrued vacation pay of any Transferred Employee to the extent properly accrued and reflected on the Closing Statement.

          (d) Nothing in this Agreement shall cause duplicate benefits to be paid or provided to or with respect to a Transferred Employee under any employee benefit policies, plans, arrangements, programs, practices, or agreements. References herein to a benefit with respect to a Transferred Employee shall include, where applicable, benefits with respect to any eligible dependents and beneficiaries of such Transferred Employee under the same employee benefit policy, plan, arrangement, program, practice or agreement.

          (e) Any individual who would otherwise be a "Transferred Employee" but who is receiving or entitled to receive long-term disability benefits under any Seller Benefit Plan on or prior to the Closing Date shall become or remain the sole responsibility of Seller and shall not be considered a Transferred Employee for any purpose hereunder, unless and until such individual becomes reemployed by the Company on or before December 31, 2006.

          (f) As soon as practical after the Closing Date, but not later than 90 days after the Closing Date, Purchaser shall establish a savings plan to be qualified under Section 401(a) of the Code (the "Purchaser Savings Plan"). Each Transferred Employee who was eligible to participate in the Seller Savings Plan shall be eligible to participate in the Purchaser Savings Plan on or after the effective date of the Purchaser Savings Plan. As soon as practical after the establishment of the Purchaser Savings Plan, Seller shall cause the trustees of the Seller Savings Plan to transfer to the trustees of the Purchaser Savings Plan, and Purchaser shall cause the trustees of the Purchaser Savings Plan to accept, the amounts representing the account balances (both vested and unvested) of the Transferred Employees as of the Closing Date plus gains and losses through the actual date of transfer (the "Transfer Date"). Such account balances shall be transferred in cash except that the portion of any such account that is attributable to a participant loan shall be transferred in kind. Seller and Purchaser agree not to place any participant loan with respect to the transferred accounts into default during the period beginning on the Closing Date through the Transfer Date, as long as each participant continues making loan repayments on a timely basis, in accordance with reasonable procedures acceptable to Seller during such period.

          (g) Seller shall be solely responsible and liable for any and all claims under any Seller Benefit Plan incurred on, prior to or after the Closing Date by any Former Employee, Transferred Employee, or any dependent or beneficiary thereof. For purposes of this Agreement: (i) a claim for health benefits (including, without limitation, claims for medical, prescription drug and dental expenses) will be deemed to have been incurred on the date on which the related medical service or material was rendered to or received by the individual claiming such benefit, (ii) a claim for sickness, accident or disability benefits based on an injury or illness occurring on or prior to the Closing Date will be deemed to have been incurred prior the Closing Date, and
(iii) in the case of any claim for benefits other than health benefits and sickness, accident or disability benefits (e.g., life insurance benefits), a claim will be deemed to have been incurred upon the occurrence of the event giving rise to such claim.

          (h) Seller shall become and remain solely responsible and liable for satisfying the continuation coverage requirements for group health plans under
Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code ("COBRA") for (i) all Former Employees (and their respective beneficiaries and dependents) who are receiving COBRA continuation coverage as of the Closing Date and (ii) all Former Employees and Transferred Employees (and their respective beneficiaries and dependents) who are entitled to elect such coverage on account of a qualifying event occurring on or before the date group health plan coverage ceases under the Transition Services Agreement. Effective as of the date group health plan coverage ceases under the Transition Services Agreement, all Transferred Employees who participated in a group health plan shall become eligible to participate in a group health plan (as defined for purposes of COBRA) which shall be established and maintained by Purchaser, and Purchaser shall be responsible and liable for satisfying the continuation coverage requirements under COBRA for all Transferred Employees (and their respective beneficiaries and dependents) who are entitled to elect such coverage on account of a qualifying event occurring after the date group health plan coverage ceases under the Transition Services Agreement.

          (i) Nothing in this Section 5.12, express or implied, shall create a third party beneficiary relationship or otherwise confer any benefit, entitlement, or right upon any Person other than the parties hereto.

          (j) Seller and its affiliates shall indemnify and hold harmless the Purchaser's Indemnified Persons from (i) any and all liabilities under any Seller Benefit Plan and any other employee benefit plan of any Person that together with the Company constitutes a controlled group of entities with the Company under Section 414(b), (c), (m) or (o) of the Code, (ii) any and all employment and employee benefits-related claims of Former Employees arising at any time, and (iii) any and all employment and employee benefits-related claims of Transferred Employees for time periods ending on the Closing Date. Except for liabilities retained by Seller under Seller Benefit Plans, Purchaser and its affiliates shall indemnify and hold harmless the Seller's Indemnified Persons from any and all liabilities under any employee benefit plan covering Transferred Employees after the Closing Date and from any and all employment and employee benefits-related claims of Transferred Employees for time periods beginning on the Closing Date.

          (k) Purchaser and Seller agree that the payroll tax reporting obligations of the Transferred Employees shall be treated in accordance with the Alternate Procedure of Section 5 of Revenue Procedure 2004-53.

     SECTION 5.13 Resignation.

     As of the Closing, Seller shall cause each Person nominated by Seller who serves as an officer, manager, director or in any other similar capacity of the Company or any Subsidiary thereof to deliver a written resignation from all such positions with the Company or any Subsidiary thereof effective as of the Closing Date.

     SECTION 5.14 Distributions.

     Subject to Section 5.20 below, nothing contained herein shall prevent or impair Seller's rights to cause the Company to make lawful distributions to Seller consistent with past practices of any income properly received by the Company from and after the date of this Agreement until Closing.

     SECTION 5.15 Payment of Company Indebtedness; Releases.

     On the Closing Date, Seller will cause all Indebtedness of the Company and its Subsidiaries (including any inter-company liabilities owed by the Company or its Subsidiaries to Seller or any of its Affiliates) to be paid in full or extinguished. On or prior to the Closing Date, Seller shall obtain a release of the Company from any and all liabilities and obligations under the Bank of America Revolver and Term Loan, including, but not limited to, a release of the Company as a guarantor under the Bank of America Revolver and Term Loan and a release of any and all liens encumbering any of the assets of the Company in connection with the Bank of America Revolver and Term Loan.

     SECTION 5.16 Guarantees of Seller.

     The parties shall cooperate and use their respective reasonable best efforts in order that, effective as of the Closing Date, any and all guarantees, deposits, letters of credit, assurances or similar obligations of Seller or any of its Affiliates set forth on Schedule 5.16 in respect of any obligations or liabilities of the Company (collectively, the "Seller Guarantees") shall be released. Purchaser or the Company shall execute any customary substitute guarantees and make any other reasonable arrangements on the part of Purchaser or the Company necessary to obtain the release of any such Seller Guarantees as of the Closing Date. If the parties are unable to cause any of the Seller Guarantees to be released prior to the Closing, Purchaser shall indemnify and hold harmless Seller and its respective affiliates from and against any and all amounts becoming payable under or with respect to any such Seller Guarantees following the Closing.

     SECTION 5.17 Exclusivity. Until the earlier of the termination of this Agreement pursuant to Section 7.1(a) or the Closing, Seller and the Company will not, and Seller and the Company will cause their respective Affiliates, representatives (including, without limitation, investment bankers and other advisors), officers, employees, directors or agents not to, directly or indirectly, (i) submit, solicit, initiate, invite, encourage or discuss any proposal or offer from any Person (other than the Purchaser in connection with the transactions contemplated hereby) or enter into any agreement or accept any offer relating to or consummate any (a) reorganization, liquidation, dissolution or recapitalization of the Company or its Subsidiaries, (b) merger or consolidation involving the Company or its Subsidiaries, (c) purchase or sale of any assets or capital stock (or any rights to acquire, or securities convertible into or exchangeable for, any such capital stock) of the Company or its Subsidiaries, or (d) similar transaction or business combination involving the Company or its Subsidiaries or their respective businesses or assets (each of the foregoing transactions described in clauses (a) through (d), a "Company Transaction") or (ii) furnish any information (including information contained in any electronic dataroom) with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than the Purchaser) to do or seek to do any of the foregoing. Seller and the Company will, and will cause their related parties to, terminate all discussions with all third parties (other than Purchaser and its affiliates) regarding any of the foregoing (and will prohibit any such third parties' access rights to any electronic data room relating to the Company). The Company, its Affiliates and the Seller agree to notify the Purchaser immediately if any Person makes any proposal or offer, with respect to a Company Transaction. Seller shall not vote, in its capacity as the sole stockholder of the Company, in favor of such Company Transaction.

     SECTION 5.18 Actions Prior to Closing.

     On or before Closing, the Company will assign to Seller all of its rights, title and interest in and to (i) the Retention Agreements listed on Schedule
5.18 and (ii) the Lease Agreement by and between Gainor Medical USA, Inc. and Century-Lenze Development, LLC dated November 12, 1996 (the "Vacated McDonough Lease"). Seller will assume all liabilities and obligations of the Company under the Retention Agreements and the Vacated McDonough Lease and will discharge its obligations under the Retention Agreements and the Vacated McDonough Lease. Seller and Company will use commercially reasonable efforts to obtain the consent of the landlord under the Vacated McDonough Lease prior to Closing. However, in the event that such consent is not obtained prior to Closing, then the parties shall cooperate in good faith to take, or cause to be taken, such further actions as reasonably necessary to evidence and effectuate an alternative agreement which relieves the Company of the burdens of performance and other obligations thereunder. On or prior to the Closing, Seller shall enter into an assignment, the effect of which is to convey title of the Trade Show Booth to the Company.

     SECTION 5.19 Bank Accounts; Collection of Accounts Receivable.

     On or prior to Closing, Seller shall cause the Company to cooperate with Purchaser's efforts to establish at the Company as of the Closing separate (a) bank accounts and (b) lock boxes for the remittance of Accounts Receivable in the name of the Company for the purpose of remitting, after the Closing, Accounts Receivable directly to the Company rather than to bank accounts and lock boxes controlled by Seller. If at any time on or after the Closing Date, Seller receives any payment on any Accounts Receivable, or other asset which the Company is entitled after the Closing, then Seller shall promptly forward within two (2) Business Days of the receipt the amount of such payment or asset, along with copies of any remittances or other documentation accompanying such payment, to the Company.

     SECTION 5.20 Cap Ex Shortfall.

     For the period beginning on July 1, 2006 and ending on the Closing Date, the Company will make capital expenditures in an amount equal to $218,000 (the "Cap Ex Contribution"), with it being understood that such amount is intended to be used by the Company to fund certain capital expenditures committed to by the Company prior to the date hereof. For the avoidance of doubt, and notwithstanding anything to the contrary in Section 5.14 above, Seller shall not cause the Company to distribute any portion of such Cap Ex Contribution to Seller unless an additional contribution by Seller (or an additional retention of earnings by the Company) offsets the amount of such distribution. For purposes of Section 1.1(a) above, if prior to the Closing, the Company makes capital expenditures pursuant to this Section 5.20 in an amount less than $218,000, the amount of any such shortfall shall be deemed to be the "Cap Ex Shortfall."

                                   ARTICLE VI
                              Conditions Precedent

     SECTION 6.1 Conditions to Each Party's Obligation. The obligation of Purchaser to purchase the Interests and to complete the other actions contemplated by this Agreement to occur at the Closing, and the obligation of Seller to sell, assign, transfer, convey and deliver the Interests to Purchaser and to complete the other actions contemplated by this Agreement to occur at the Closing, shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived if consented to in writing by both parties:

          (a) Governmental Approvals. The parties shall have received from any and all Governmental Entities having jurisdiction over the transactions contemplated by this Agreement such consents, authorizations and approvals as are necessary for the consummation thereof and all applicable waiting or similar periods required by law, including the HSR Act, shall have expired or been terminated.

          (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

     SECTION 6.2 Conditions to Obligation of Purchaser.

     The obligation of Purchaser to purchase the Interests and to complete the other actions contemplated by this Agreement to occur at the Closing, is subject to the satisfaction at and as of the Closing of each of the following conditions, any of which may be waived if consented to in writing by Purchaser in its sole discretion:

          (a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (as though such representations and warranties were made on and as of the Closing and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties and except for those representations and warranties that address matters only as of a particular date, which representations and warranties shall be true and correct in all respects only as of such date), in each case without regard to any materiality, Material Adverse Effect or similar qualifications in any such representations and warranties, except for (x) such breaches or inaccuracies that, individually or in the aggregate, together with all information disclosed after the execution of this Agreement and prior to the Closing in written notices required by Section 5.9 above, shall not have resulted in and would not reasonably be expected to result in a Material Adverse Effect, and (y) such breaches of any representation or warranty set forth in Section 3.16 solely with respect to the Vacant McDonough Lease to the extent such breaches do not represent fraud or intentional misrepresentation (which such breaches, if any, shall be disregarded), and Purchaser shall have received a certificate from Seller signed by an authorized officer of Seller to such effect.

          (b) Performance of Obligations of Seller and the Company. Seller and the Company shall have performed or complied in all material respects with all obligations and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing, and Purchaser shall have received a certificate from Seller signed by an authorized officer of Seller to such effect.

          (c) Intellectual Property.

               (i) Seller shall have assigned to the Company all rights, title and interest in (A) the "Facet Technologies, LLC" tradename and trademark and (B) the "www.facettechnologies.com" domain name.

               (ii) The Company shall have received a release of (A) the lien filed by Bank of America, recorded on February 23, 2006 at Reel/Frame 3252/0379, 3277/0657, /17366/0742 and 017207/0290, with the US Patent and
     Trademark Office with respect to the Company's trademarks and patents, (B) the lien filed by First Union National Bank, recorded on February 12, 1999 at Reel/Frame 1854/0551, with the US Patent and Trademark Office with respect to the Company's trademarks and (C) the lien filed by

     HFG Healthco-4 LLC, recorded on October 29, 2002 at Reel/Frame 2611/0418, with the US Patent Trademark Office with respect to the Company's trademarks.

               (iii) Seller shall have licensed or sublicensed to the Company the right to use the "Gainor" name and the Gainor logo used with respect to the Company's SureSeal product.

          (d) Legal Opinion. Purchaser shall have received from Troutman Sanders LLP, counsel for Seller and the Company, an opinion with respect to the matters set forth in Exhibit C attached hereto, which shall be addressed to Purchaser and its lenders(s) dated as of the Closing Date and in form and substance reasonably satisfactory to Purchaser.

          (e) Litigation. No suit, action or other proceeding shall be pending or threatened before any Governmental Entity in which it is sought to restrain or prohibit the transactions contemplated hereby and no injunction, judgment, order, decree or ruling with respect thereto shall be in effect.

          (f) Third Party Consents and Approvals. The Company shall have received or obtained all third party and member consents and approvals that are described in Schedule 6.2(f) attached hereto, as such may be required (collectively, the "Third Party Approvals"), in each case on terms and conditions reasonably satisfactory to Purchaser.

          (g) Material Adverse Change. Since December 31, 2005, there shall have been no change, event, development or condition that, in any individual case or in the aggregate, has had or would reasonably be likely to have a Material Adverse Effect.

          (h) Company Closing Documents. The Company shall have delivered to Purchaser all of the following documents:

               (i) certified copies of the resolutions duly adopted by the Company's managing member authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby, and the other transactions contemplated hereby;

               (ii) certified copies of the Articles of Organization and the Operating Agreement, each as in effect at the Closing Date; and

               (iii) good standing certificates of the Company and each of its Subsidiaries from each of their respective jurisdictions of formation and each jurisdiction in which the Company or any of its Subsidiaries is qualified to do business as a foreign corporation, in each case dated as of a date no more than 5 days prior to the Closing Date.

          (i) Seller Closing Documents. Seller shall have delivered to Purchaser all of the following documents:

               (i) a certificate of an officer of Seller, dated the Closing Date, stating that the conditions specified in Section 6.2(a) through
     Section 6.2(g), inclusive, have been fully satisfied;

               (ii) certified copies of the resolutions duly adopted by the board of directors of Seller authorizing the sale of the Interests and the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby; and

               (iii) a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code duly executed by Seller.

     SECTION 6.3 Conditions to Obligation of Seller.

     The obligation of Seller to sell, assign, transfer, convey, and deliver the Interests and to complete the other actions contemplated by this Agreement to occur at the Closing is subject to the satisfaction at and as of the Closing of each of the following conditions, any of which may be waived if consented to in writing by Seller in its sole discretion:

          (a) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date (as though such representations and warranties were made on and as of the Closing and except for those representations and warranties that address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) only as of such date), and Seller shall have received a certificate from Purchaser signed by an authorized officer of Purchaser to such effect.

          (b) Performance of Obligations of Purchaser. Purchaser shall have performed or complied with in all material respects all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing, and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

                                   ARTICLE VII
                        Termination, Amendment and Waiver

     SECTION 7.1 Termination.

          (a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

               (i) by mutual written consent of Seller and Purchaser;

               (ii) by Seller, if any of the conditions set forth in Sections
     6.1 or 6.3 shall have become incapable of fulfillment (and shall not have been satisfied) by September 15, 2006 (the "Closing Deadline"), and shall not have been waived by Seller;

               (iii) by Purchaser, if any of the conditions set forth in Sections 6.1 or 6.2 shall have become incapable of fulfillment (and shall not have been satisfied) by the Closing Deadline, and shall not have been waived by Purchaser;

               (iv) by Seller, if any of Purchaser's representations or warranties set forth herein shall have been inaccurate as of the date of this Agreement and/or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 6.3(a) would not be satisfied, and, if such inaccuracy is capable of being cured, Purchaser fails to cure such inaccuracy within thirty (30) days following written notification thereof from Seller to Purchaser;

               (v) by Purchaser, if any of Seller's representations or warranties set forth herein shall have been inaccurate as of the date of this Agreement and/or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 6.2(a) would not be satisfied, and, if such inaccuracy is capable of being cured, Seller fails to cure such inaccuracy within thirty (30) days following written notification thereof from Purchaser to Seller;

               (vi) by Purchaser, in the event that Seller supplements or amends the Schedules in accordance with Section 5.9 and the matter or matters giving rise to such supplements or amendments shall have, individually or in the aggregate, resulted in (or would be reasonably expected to result in) a Material Adverse Effect; or

               (vii) by Seller or Purchaser if the Closing shall not have occurred on or prior to the date determined in accordance with Section 2.1 above;

provided, however, that the right to terminate this Agreement pursuant to clause
(ii), (iii), (iv), (v) or (vi) above shall not be available to a party (A) whose failure to fulfill an obligation, or (B) whose breach of a representation, warranty, covenant or agreement set forth in this Agreement, and/or (C) whose delay or nonperformance shall have been the cause of, or shall have resulted in, the right to terminate this Agreement pursuant to this Section 7.1(a).

          (b) In the event of termination by Seller or Purchaser pursuant to
Section 7.1(a), written notice thereof shall promptly be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

               (i) each party shall return all documents and other material received from the other party or parties relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; and

               (ii) all confidential information received by any party with respect to any other party's business or that of any of its affiliates shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

          (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 7.1, this Agreement shall become null and void and of no further force and effect, without any further obligation or liability of Seller, the Company or Purchaser hereunder, except for (i) the provisions of
Section 5.2 relating to the obligation of Purchaser to keep confidential certain information and data obtained by it from Seller, the Company or their respective Affiliates, (ii) the provisions of this Agreement relating to expenses (including Sections 5.3 and 5.4), (iii) the provisions of Section 5.5 relating to brokers' or finders' fees, (iv) the provisions of this Section 7.1 (including the obligations of the parties to pay the Termination Fee pursuant to Section 7.1(d)) and (v) the provisions of Article X.

          (d) If Seller fails to fulfill its closing obligations under this Agreement and (x) Seller's closing conditions under Sections 6.1 and 6.3 have been satisfied, (y) Purchaser has fulfilled its obligations under Section 2.2(b)(ii) and (iii) and is prepared to satisfy its funding obligations under
Section 2.2(b)(i) and (z) the Closing does not occur on the date determined by
Section 2.1, then Seller (or the Company) shall within two (2) Business Days of the date determined by Section 2.1 pay to Purchaser a nonrefundable fee in cash in an amount equal to $3,000,000 (the "Termination Fee"). If Purchaser fails to fulfill its closing obligations under this Agreement and (x) Purchaser's closing conditions under Sections 6.1 and 6.2 have been satisfied, (y) Seller has fulfilled its obligations under Section 2.2(a)(i) through (iii) and (z) the Closing does not occur on the date determined by Section 2.1, then Purchaser shall within two (2) Business Days of the date determined by Section 2.1 pay to Seller the Termination Fee. This Agreement shall terminate without any further action by the parties on the date on which the Termination Fee is paid or is required to be paid pursuant to this Section 7.1(d). Each of Seller and Purchaser acknowledges that the agreements contained in this Section 7.1(d) are an integral part of the transactions contemplated by this Agreement. It is clearly acknowledged and agreed that, if Seller is responsible for the payment of the Termination Fee hereunder, Seller's payment obligation pursuant to this
Section 7.1(d) shall not otherwise limit Purchaser's right to recover any additional damages that Purchaser can establish arising from any breach by Seller of its obligations under Section 5.7 or Section 5.17 of this Agreement. Except as provided pursuant to this Section 7.1(d) or as a result of the breach of any other section of this Agreement referenced in Section 7.1(c) above as surviving any termination of this Agreement, no party shall have any liability to any other party for any breach under this Agreement if the Closing has not occurred.

     SECTION 7.2 Amendments and Waivers.

     This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, Purchaser, on the one hand, or Seller, on the other, may waive compliance by the other party or parties with any term or provision of this Agreement that such other party or parties was or is obligated to comply with or perform.

                                  ARTICLE VIII
                                 Indemnification

     SECTION 8.1 Survival of Representations, Warranties and Covenants.

     The representations and warranties and the covenants and agreements of each party contained in this Agreement and the Schedules attached hereto or in any certificate delivered by any party to another party pursuant to Article VI above shall survive the Closing Date for a period of twelve (12) months following the Closing Date; provided, however, that:

          (a) the representations and warranties of Seller contained in Section
3.1 (Organization, Standing and Power), Section 3.2 (Authority), Section 3.3 (Capitalization), Section 3.4 (Subsidiaries), Section 3.9 (Title to Interests) and Section 3.24 (Brokers) shall not terminate;

          (b) the representations and warranties of Seller contained in Section
3.15 (Employee Benefits) and Section 3.17 (Taxes) shall survive the Closing Date until the expiration of the applicable statute of limitations (after giving effect to any extensions or waivers thereof), plus thirty (30) days (the representations and warranties described in the preceding clause (i) and this clause (ii), together with the representations and warranties in Section 3.25(a) (Indebtedness), shall be referred to herein as the "Fundamental Representations");

          (c) the representations and warranties of Seller contained in Section
3.12 (Intellectual Property) (the "Intellectual Property Representations") shall survive the Closing Date for a period of twenty-four (24) months following the Closing Date;

          (d) the representations and warranties of Purchaser contained in
Section 4.1 (Organization, Standing and Power), Section 4.2 (Authority) and
Section 4.4 (Brokers) shall not terminate; and

          (e) the covenants in this Agreement or any Ancillary Document to be performed following the Closing Date shall survive in accordance with the terms of such covenant (with the twelve month period referred to above and each applicable later date referred to in clauses (a), (b), (c) and (d) above and this clause (e) being referred to herein as a "Survival Period").

     No Claim for indemnification under Section 8.2 or Section 8.3 shall be made unless a Claim Notice has been delivered to the Indemnifying Party within the applicable Survival Period. Notwithstanding the expiration of any Survival Period, if a Claim Notice has been given by Purchaser to Seller with respect to a representation, warranty or covenant of Seller or by Seller to Purchaser with respect to a representation, warranty or covenant of Purchaser within the applicable Survival Period, then the relevant representation, warranty or covenant, and the indemnity with respect thereto, shall survive solely as to such Claim as is asserted in the Claim Notice, until such Claim has been finally resolved. The representations and warranties in this Agreement and the Schedules attached hereto or in any certificate delivered by any party to another party pursuant to Article VI above shall survive for the applicable Survival Period and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party's officers, directors, stockholders, employees or representatives or the acceptance by any party of any certificate or opinion hereunder.

     SECTION 8.2 Indemnification by Seller.

     Subject to the limitations set forth herein, Seller shall indemnify, defend and hold harmless Purchaser and its affiliates and their respective successors and assigns, members, stockholders, partners, officers, directors, employees, agents and representatives ("Purchaser's Indemnified Persons") from and against any and all Losses arising out of, based upon or relating to:

          (a) any breach of any representation or warranty made by Seller in this Agreement or any of the Schedules attached hereto or in any certificate delivered by Seller to Purchaser pursuant to Article VI above (other than to the extent the subject matter of any such representation or warranty is otherwise covered by Section 8.2(c) below);

          (b) the nonfulfillment or breach of any covenant or other obligation of Seller set forth in this Agreement or any of the Schedules or Exhibits attached hereto;

          (c) any of the matters set forth on the Indemnification Schedule attached hereto; or

          (d) any claim, liability, obligation or cause of action (including all contract claims, tort claims, statutory claims, controversies, actions, declaratory judgment actions, cross-claims, counterclaims, demands, equitable relief, whether in law or in equity, whether past, present or future and whether or not now or heretofore known, suspected or claimed, matured or unmatured) of the Seller or any Subsidiary or Affiliate of Seller against the Company, its Subsidiaries or any of their respective Affiliates (including Purchaser and Water Street Capital Partners, L.P.), relating to, or arising from, any matter existing at or prior to the Closing, that involves, arises from or is related to
(i) Seller's or any of its Subsidiaries' direct or indirect ownership of securities of the Company, (ii) any intercompany debts or other obligations owed by the Company or any of its Subsidiaries to Seller or any of its Subsidiaries,
(iii) any management, administrative or advisory services provided by Seller or its Subsidiaries to the Company or any of its Subsidiaries or (iv) any other relationship between Seller or any of its Subsidiaries and the Company or any of its Subsidiaries (but excluding Seller's rights under this Agreement and any of the other agreements executed and delivered in connection herewith and any obligations or liabilities arising out of the on-going commercial relationship between the Company or any of its Subsidiaries and EU Medical); provided, however, that Seller reserves the right, in the event the Company or any of its Subsidiaries asserts any claim against the Seller, its Subsidiaries or Affiliates, to make any counterclaim against the Company or any of its Subsidiaries which counterclaim shall not be subject to the indemnification obligations of this Section 8.2(d).

     SECTION 8.3 Indemnification by Purchaser.

     Subject to the limitations set forth herein, Purchaser shall indemnify, defend and hold harmless Seller and its successors, assigns, officers, directors, employees, agents and affiliates ("Seller's Indemnified Persons") from and against any and all Losses arising out of, based upon or relating to:

          (a) any breach of any representation or warranty made by Purchaser in this Agreement or any of the Schedules attached hereto or in any certificate delivered by Purchaser to Seller pursuant to Article VI above; or

          (b) the nonfulfillment or breach of any covenant or other obligation of Purchaser set forth in this Agreement or any of the Schedules or Exhibits attached hereto.

     SECTION 8.4 Indemnification Limitations.

          (a) Purchaser's Indemnified Persons may not assert any Claim for Losses under Section 8.2(a) (other than with respect to the Fundamental Representations) until the aggregate amount of all such Claims under this Agreement exceeds $850,000 (the "Deductible"), and then Purchaser's Indemnified Persons may only assert Claims for the excess of such aggregate Claims over such amount. In no event shall the aggregate liability of Seller for all Claims for Losses under Section 8.2(a) (other than with respect to the Fundamental Representations and other than with respect to the Intellectual Property Representations included in Section 3.12(c) as the same relate to Intellectual Property Rights under issued patents) exceed $12,500,000 (but with it being understood, however, that nothing in this Agreement (including this Section 8.4) shall limit or restrict any of the Purchaser's Indemnified Persons' right to maintain or recover any amounts in connection with any action or claim based upon intentional misrepresentation or fraud). No Claim for Losses under Section 8.2(a) may be made, and no Losses shall be applied against the Deductible set forth above, with respect to any Claim or group of similar or related Claims that does not cause Losses in excess of $50,000, exclusive of attorneys' fees, court costs and costs of litigation. For purposes of determining whether there has been any breach of a representation or warranty subject to indemnification pursuant to this Article VIII and for purposes of calculating the amount of Losses with respect thereto, such representations and warranties alleged to have been breached shall be construed as if any qualification or limitation with respect to materiality, whether by reference to the terms "material," "in all material respects," "in any material respect," "Material Adverse Effect," or any similar words or phrases, were omitted from the text of such representations and warranties (it being understood that for purposes of determining whether a breach of a representation or warranty constitutes intentional misrepresentation or fraud that such qualifications and limitations with respect to materiality, whether by reference to the terms "material," "in all material respects," "in any material respect," "Material Adverse Effect," or any similar words or phrases, shall not be omitted from the text of such representations and warranties).

          (b) All Losses recoverable by an Indemnified Party under Section 8.2 and Section 8.3 shall be net of insurance proceeds and recoveries from third parties actually received by such Indemnified Party. If such Losses are covered by a Pre-Closing Insurance Policy, Purchaser and the Company shall cooperate with Seller, at Seller's request and at Seller's expense, in any reasonable manner in connection with Seller's efforts to recover the amount of available coverage from the applicable insurer (but with it being understood that Seller's indemnification obligations hereunder shall not be contingent upon or otherwise subject to any such insurance recovery). In addition, and for the avoidance of doubt, the parties acknowledge and agree that neither Purchaser nor the Company shall have any obligation to seek to recover any amounts under insurance policies purchased at or after the Closing in order to mitigate or otherwise reduce the amount of any Losses. Purchaser and the Company shall use commercially reasonable and good faith efforts consistent with reasonable business judgment to collect amounts that may be reasonably recoverable from third parties in respect of Losses (and shall exercise substantially the same degree of effort and prudence that such parties would be expected to exercise under the circumstances if such Losses were not recoverable under Section 8.2), but (i) such efforts shall not include any requirement of Purchaser or the Company to commence any litigation or arbitration proceeding or offer or grant any accommodation (financial or otherwise) to any third party and
(ii) Seller's indemnification obligations hereunder shall not be contingent upon or otherwise subject to any such third party recovery.

          (c) The amount of any indemnification payment related to a Loss arising under Section 8.2 and Section 8.3 shall be reduced to take account of any net Tax savings actually realized by the Indemnified Party arising from the incurrence or payment of any such Loss in the taxable year in which such Loss is incurred or in any preceding taxable year as a result of the use of net operating loss carrybacks. In computing the amount of any such Tax benefit, the Indemnified Party shall (i) be deemed to recognize all other items of income, gain, loss, deduction, or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss and (ii) take into account any related tax costs and expenses. In the event that the Indemnified Party does not realize any net Tax savings in the taxable year in which such Loss is incurred (or in any preceding taxable year), but does realize a net Tax savings in any of the two subsequent years, the Indemnified Party shall promptly pay over to the Indemnifying Party the amount of such net Tax savings when actually realized.

     SECTION 8.5 Manner of Payment. Any indemnification of the Purchaser's Indemnified Persons or the Seller's Indemnified Persons pursuant to this Article VIII shall be effected by wire transfer of immediately available funds from the Seller or the Purchaser, as the case may be, to an account designated by any Purchaser's Indemnified Person or Seller's Indemnified Person, as the case may be, within 15 days after the determination thereof. Any such indemnification payments shall include interest at the Applicable Rate calculated on the basis of the actual number of days elapsed over 360, from the date any such Loss is suffered or sustained to the date of payment.

     SECTION 8.6 Claims.

          (a) Upon the occurrence of any event that a party hereto (the "Indemnified Party") asserts to be the basis for a claim for indemnification against the other party (the "Indemnifying Party") under this Article VIII (a "Claim"), the Indemnified Party shall promptly give notice (a "Claim Notice") to the Indemnifying Party thereof in writing, which Claim Notice shall set forth
(i) a particular description of the event or condition that is the basis for the Claim; and (ii) the amount reasonably necessary to satisfy such Claim; provided, that, the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the Losses for which the Indemnifying Party is obligated to be greater than such Losses would have been had the Indemnified Party given the Indemnifying Party prompt notice hereunder.

          (b) If the Claim involves the claim of any third Person (a "Third-Party Claim"), the Indemnifying Party shall have the right to assume and control the defense of the Third-Party Claim at such Indemnifying Party's expense with counsel of its own choice reasonably satisfactory to the Indemnified Party, so long as the Indemnifying Party notifies the Indemnified Party of such defense in writing within thirty (30) days after the Indemnified Party has given notice of the Third-Party Claim; provided that, prior to the Indemnifying Party assuming control of such defense it shall first notify the Indemnified Party in writing that such Indemnifying Party shall be fully responsible (with no reservation of any rights) for all Losses relating to such Claim (but subject to the dollar limitations otherwise set forth herein) and that it shall provide indemnification (whether or not otherwise required hereunder but subject to the dollar limitations otherwise set forth herein) to the Indemnified Party with respect to such Claim; and provided further that:

               (i) the Indemnified Party may retain separate co-counsel, at its sole cost and expense, and participate in the defense of the Third-Party Claim, except that, notwithstanding the foregoing, the Indemnifying Party shall pay all reasonable fees and expenses of such separate counsel if the Indemnified Party has been advised by counsel that a conflict of interest exists between the Indemnifying Party and Indemnified Party; and

               (ii) notwithstanding the foregoing provisions of this Section 8.6(b), the Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party) if (A) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation; (B) the claim seeks an injunction or equitable relief against the Indemnified Party; (C) the Indemnified Party has been advised by counsel that a conflict of interest exists between the Indemnifying Party and the Indemnified Party; (D) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim;
     (E) the Indemnified Party reasonably believes that the Losses relating to such claim for indemnification to be paid by the Indemnified Party (taking into account the dollar limitations otherwise set forth herein) would exceed the amount of Losses relating to such claim for indemnification to be paid by the Indemnifying Party (taking into account the dollar limitations otherwise set forth herein); or (F) the Third Party Claim involves one of the Company's customers or suppliers and the Indemnified Party reasonably believes that (and notifies Seller in writing to the effect that) an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification, or the defense thereof by the Indemnifying Party, would reasonably be expected to be materially detrimental to the Indemnified Party's relationship with such customer or supplier. In the event (x) the Indemnifying Party does not have the right to assume and control the defense of a Third-Party Claim pursuant to this Section 8.6(b)(ii), then the Indemnifying Party shall have the right to retain separate counsel, at its sole cost and expense, and participate in the defense of the Third-Party Claim and (y) the Indemnifying Party does not have the right to assume and control the defense of a Third-Party Claim by virtue of clause (F) of this Section 8.6(b)(ii), then the Indemnifying Party shall only be responsible for 85% of the Losses in respect of such Third Party Claim that Seller would otherwise be responsible for (and Purchaser or the Company shall bear the other 15%).

          (c) So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim pursuant to Section 8.6(b): (i) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party, and (ii) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed).

          (d) In the event the Indemnifying Party does not or does not have the right to, assume and control the defense of the Third Party Claim pursuant to
Section 8.6(b), the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with or obtain any consent from the Indemnifying Party in connection therewith). However, in the event that the Indemnifying Party does not have the right to assume and control the defense of a Third-Party Claim by virtue of clause (F) of Section 8.6(b)(ii) above, and the parties agree or a court of competent jurisdiction has determined that any settlement entered into by the Indemnified Party and its customer or supplier in connection therewith was not on commercially reasonable terms, then the Indemnifying Party shall only be responsible for the lesser of (i) 85% of the total amount of such settlement, and (ii) 100% of the amount of the settlement that the parties agreed upon or the aforementioned court determined was commercially reasonable (subject to the dollar limitations otherwise set forth herein).

          (e) Whenever the Indemnified Party shall have given a Claim Notice to the Indemnifying Party that does not involve a Third-Party Claim, the Indemnifying Party may, within thirty (30) days after receipt of such Claim Notice, notify the Indemnified Party that the Indemnifying Party disputes the Claim for indemnification set forth in such Claim Notice (a "Dispute Notice"). If, with respect to the claim for indemnification set forth in a Claim Notice, no Dispute Notice is given to the Indemnified Party within such thirty (30) day period, the Claim shall be deemed valid, and the Indemnifying Party shall be obligated to pay to the Indemnified Party the amount specified in the Claim Notice with respect to such Claim.

     SECTION 8.7 Exclusive Remedy. Other than with respect to any action or claim based upon intentional misrepresentation or fraud or any claim for injunctive or equitable relief, Purchaser and Seller hereby acknowledge and agree that, from and after the Closing, their sole remedy with respect to any and all claims arising under this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of (but subject to) the foregoing, Purchaser and Seller and their respective related parties and affiliates hereby waive, from and after the Closing, to the fullest extent permitted by law, any and all rights, claims and causes of action they may have against any other party hereto or its officers, directors, employees, agents, representatives and affiliates, except those arising pursuant to Sections 8.2 and 8.3, respectively.

     SECTION 8.8 Certain Waivers. In no event shall the Company have any liability to Seller whatsoever for any breaches of the representations, warranties, agreements or covenants hereunder, and Seller shall not in any event seek indemnification or contribution from the Company for any breaches of the Company's obligation to Purchaser or in respect of any payments required to be made by Seller pursuant to this Agreement.

                                   ARTICLE IX
             Non-Competition, Non-Solicitation and Confidentiality.

     SECTION 9.1 Non-Compete; Non-Solicitation.

          (a) Seller hereby acknowledges that it is familiar with the Company's trade secrets and with other Confidential Information. Seller acknowledges and agrees that the Company would be irreparably damaged if, during the Non-Compete Period, Seller or any of its Affiliates were to compete with the Company or its Subsidiaries or otherwise engage in a business similar to the business that is conducted by the Company on the Closing Date, and that such competition by Seller or any of its Subsidiaries would result in a significant loss of the goodwill of the Company and its Subsidiaries purchased by Purchaser hereunder. Seller further acknowledges and agrees that the covenants and agreements set forth in this Section 9.1 were a material inducement to Purchaser to enter into this Agreement and to perform its obligations hereunder, and that Purchaser would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties if Seller breached the provisions of this
Section 9.1. Therefore, in further consideration of the Purchase Price to be paid to Seller hereunder for the Interests and the goodwill of the Company and its Subsidiaries being sold by Seller, and for other good and valuable consideration, Seller agrees that from the Closing Date until the fifth anniversary of the Closing Date (the "Non-Compete Period") it shall not (and shall cause its Affiliates not to) directly or indirectly own any interest in, manage, control, participate in (whether as a partner, agent, representative or otherwise), consult with, render services for, or in any other manner engage in the Restricted Business anywhere in the world; provided, that nothing herein shall prohibit Seller, its Subsidiaries or Affiliates from:

               (i) distributing, marketing, supplying and selling microsampling devices or diabetes related components (including lancets, lancing devices, safety lancets and diagnostic lancets) to health plans or individuals as a part of its health enhancement, European diabetes supply or women's health business units;

               (ii) engaging in the marketing, supply or distribution (but not the design, development, manufacturing or assembly) of microsampling devices or diabetes related components (including lancets, lancing devices, safety lancets and diagnostic lancets) through EU Medical;

               (iii) acquiring or combining with a business (by merger or otherwise), a component of which engages in the Restricted Business so long as the Restricted Business:

               (A) does not constitute more than $10,000,000 in annual sales as of the date of acquisition or combination; and

               (B) does not exceed 25% of the annual sales of the acquired business as of the date of acquisition or combination; provided, that Seller and its Subsidiaries may also acquire or combine with a business or Person where a portion of such business or Person engages in the Restricted Business if both:

                    (1) the annual sales of such business engaging in the
               Restricted Business:

                         (x) does not exceed more than $20,000,000 in annual sales as of the date of acquisition or combination, and

                         (y) does not exceed 35% of the annual sales of the acquired business as of the date of acquisition or combination; and

                    (2) Seller or its Subsidiary, as applicable, uses reasonable efforts to divest the portion of such business engaging in the Restricted Business within one (1) year after its acquisition; provided further, that Seller shall notify Purchaser and give Purchaser the opportunity to participate in the bidding or other process for such divesture or sale during such period on a basis substantially equal to the other interested parties and, if Purchaser offers an amount equal to or more than other interested parties, will negotiate in good faith to sell such business to Purchaser;

               (iv) being a passive owner of not more than 5% of the outstanding voting stock of a corporation which is publicly traded and is engaged in any aspect of the Restricted Business; or

               (v) fulfilling for the benefit of Purchaser or on its behalf any obligation pursuant to this Agreement or the Transition Services Agreement.

For purposes hereof, the term "Restricted Business" means the design, development, manufacture, assembly, marketing, supply or distribution of microsampling devices or diabetes related components (including lancets, lancing devices, safety lancets and diagnostic lancets).

          (b) Notwithstanding any implication to the contrary in Section 9.1(a) above, during the Non-Compete Period, Seller shall not, and shall cause its Subsidiaries (including for the avoidance of doubt, EU Medical) not to, directly, or indirectly through another Person:

               (i) induce or attempt to induce any employee of the Company or any of its Subsidiaries to leave the employ of the Company or any of its Subsidiaries, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any employee thereof; provided, that the term "induce or attempt to induce" shall not include generalized, non-targeted searches for employees through: (A) the publication of an advertisement or other public announcement; or (B) the use of a recruiting or employment agency to which the name of an individual employed by the Company or any of its Subsidiaries on the Closing Date has not been provided;

               (ii) hire any person who was employed by the Company or any of its Subsidiaries either (A) in the position of a Vice President or higher or (B) at an annual salary in excess of $75,000, in any case at any time during the one hundred twenty (120) day period immediately prior to the date on which such hiring would take place (it being conclusively presumed so as to avoid any disputes under this Section 9.1(b) that any such hiring within such one hundred twenty (120) day period is in violation of clause
     (i) above); or

               (iii) call on, solicit or service any customer, supplier, licensee, licensor or other business relation of the Company or any of its Subsidiaries in order to induce or attempt to induce such Person to cease doing business with the Company or any of its Subsidiaries, or in any way adversely interfere with the relationship between any such customer, supplier, licensee, licensor or other business relation and the Company or any of its Subsidiaries (including making any negative statements or communications about the Company or any of its Subsidiaries).

          (c) If, at the time of enforcement of the covenants contained in this
Section 9.1 (the "Restrictive Covenants"), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Seller has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company's and its Subsidiaries' business and the substantial investment in the Company made by Purchaser hereunder. Seller further acknowledges and agrees that the Restrictive Covenants are being entered into by such Person in connection with the sale by Seller of the goodwill of the Company's and its Subsidiaries' business pursuant to this Agreement.

          (d) The obligations of Seller pursuant to this Section 9.1 shall terminate:

               (i) As to any Subsidiary of Seller and transferee of such Subsidiary, upon the closing of the sale of such Subsidiary, provided that none of Seller or its Subsidiaries or Affiliates holds more than a 5% equity interest in such transferee;

               (ii) As to any transferee of Seller or transferee of a Subsidiary of Seller who purchases a business or division of Seller or such Subsidiary, provided that none of Seller or its Subsidiaries or Affiliates holds more than a 5% equity interest in such transferee; and/or

               (iii) In the event of a Change of Control. For purposes herein, a "Change of Control" shall mean (i) the consummation of a stock purchase transaction involving Seller's outstanding capital stock, a merger or consolidation of Seller with or into another entity, or any other corporate reorganization involving Seller, if, in any such case, Persons who were not stockholders of Seller immediately prior to such transaction, merger, consolidation or other reorganization own immediately after such transaction, merger, consolidation or other reorganization more than 50% of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity or (ii) the sale, transfer or other disposition of all or substantially all of the Seller's consolidated assets.

          (e) If Seller breaches, or threatens to commit a breach of, any of the Restrictive Covenants, Purchaser shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and Purchaser and that money damages would not provide an adequate remedy to the Company or Purchaser. The foregoing rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Purchaser at law or in equity.

          (f) In the event of any breach or violation by Seller of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.

     SECTION 9.2 Confidentiality.

          (a) If the transactions contemplated hereby are consummated, Seller agrees not to disclose or use at any time (and shall cause each of its Affiliates and its and their respective directors, officers, agents, employees and representatives not to use or disclose at any time) any Confidential Information. The covenant contained in the preceding sentence shall apply: (i) with respect to information and data included in Confidential Information which constitutes a "trade secret" under applicable law, at all times such information or data constitutes a "trade secret" under applicable law and (ii) with respect to all other information and data included in Confidential Information which does not constitute a trade secret under applicable law, for a period of three
(3) years after the Closing Date.

          (b) Notwithstanding the foregoing, the parties acknowledge and agree that "Confidential Information" does not include information which: (i) is or becomes generally available to the public other than as a result of a disclosure by Seller or its Affiliates and its and their respective directors, officers, agents, employees and representatives in breach of this Agreement; or (ii) becomes available to Seller or its Subsidiaries on a non-confidential basis from a source other than the Company or its Affiliates and its and their respective directors, officers, agents, employees and representatives.

          (c) In the event that Seller is required by law to disclose any Confidential Information, it shall promptly notify the Company and Purchaser in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with Purchaser and the Company to preserve the confidentiality of such information consistent with applicable law.

                                    ARTICLE X
                               General Provisions

     SECTION 10.1 Notices. All notices and other communications hereunder shall be in writing (including facsimile or similar writing) and shall be sent, delivered or mailed, addressed or faxed:

(a)  if to Purchaser, to:   Facet Acquisition LLC
                            333 West Wacker Drive
                            Suite 1620
                            Chicago, Illinois 60606
                            Attention: Timothy A. Dugan
                                       Chris Sweeney
                            Telephone: 312-506-2900
                            Facsimile: 312-506-2901

With a copy to:             Kirkland & Ellis LLP
                            200 E. Randolph Drive
                            Chicago, Illinois 60601
                            Attention: Ted H. Zook, P.C.
                                       Gregory R. Metz
                            Telephone: 312-861-2000
                            Facsimile: 312-861-2200

(b)  if to the Seller to:   Matria Healthcare, Inc.
                            1850 Parkway Place, Suite 1200
                            Marietta, Georgia 30067
                            Attention: General Counsel
                            Telephone: 770-767-8332
                            Facsimile: 770-767-7769

With a copy to:             Troutman Sanders LLP
                            600 Peachtree Street
                            Suite 5200
                            Atlanta, Georgia 30308
                            Attention: James L. Smith, III
                            Telephone: 404-885-3111
                            Facsimile: 404-962-6687

Each such notice or other communication shall be given (i) by hand delivery,
(ii) by nationally recognized courier service, or (iii) by facsimile, receipt confirmed. Each such notice or communication shall be effective (x) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section 10.1 (or in accordance with the latest unrevoked direction from such party), and (y) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 10.1 (or in accordance with the latest unrevoked direction from such party), and confirmation is received; provided that, the transmission of all pages is complete prior to 5:00 p.m. Eastern Standard Time on a Business Day, and if complete after such time or on a non-Business Day, then such transmission shall be effective as of the next succeeding Business Day.

     SECTION 10.2 Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such invalid, illegal or unenforceable provision with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

     SECTION 10.3 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile) to the other parties.

     SECTION 10.4 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Schedules and Exhibits hereto), the Ancillary Documents and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof or thereof and (b) are not intended to confer upon any Person other than the parties identified herein and their successors and permitted assigns any rights or remedies hereunder. The Confidentiality Agreement shall terminate and have no further force and effect as of the Closing.

     SECTION 10.5 Attachments. Every Schedule and Exhibit referred to in this Agreement is incorporated into this Agreement by reference. Seller and Purchaser acknowledge and agree that (i) the Schedules that are arranged in sections corresponding to the sections and paragraphs of Article III shall qualify the representations and warranties of Seller contained in Article III, subject to the terms of this Section 10.5; (ii) inclusion of information in the Schedules shall not be construed as an admission that such information is material to the Company or the operation of the Business or the results of operations or financial condition of the Company; (iii) matters reflected in the Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Schedules and such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature; (iv) any matter disclosed in any section of the Schedules that relates to a representation or warranty of Seller in this Agreement shall be deemed to be disclosed with respect to any other representation and warranty of Seller in this Agreement to the extent that it is readily apparent from the face of such disclosure that such disclosure is applicable to such other representation and warranty; (v) Schedule numbers and titles inserted on the Schedules are for convenience of reference only and shall to no extent have the effect of amending or changing the express description of such Schedules as set forth in the Agreement; and (vi) each exception to a representation or warranty set forth on the Schedules shall identify such exceptions with particularity and describe the relevant facts of such exception in reasonable detail.

     SECTION 10.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely in the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

     SECTION 10.7 Consent to Jurisdiction. Each of Purchaser and Seller irrevocably submits to the exclusive jurisdiction of (a) the courts of the State of Delaware, and (b) the United States District Court -- District of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of Purchaser and Sellers further agrees that service of any process, summons, notice or document by US. registered mail to such party's respective address set forth in Section 10.1 shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of Purchaser and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the courts of the State of Delaware, or
(b) the United States District Court -- District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     SECTION 10.8 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND AGREEMENT AMONG THE PARTIES THAT ANY SUCH ACTION WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

     SECTION 10.9 Publicity. From the date of this Agreement through the Closing, neither Seller nor Purchaser shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party or parties hereto, which consent shall not be unreasonably withheld, except as such release or announcement may be required by law or the rules or regulations of a national securities exchange in the United States, in which case the party required to make the release or announcement shall allow the other party or parties reasonable time to comment on such release or announcement in advance of its issuance. The parties agree that the initial press release or releases with respect to the transactions contemplated by this

Agreement shall be issued on the date hereof (or within two (2) Business Days of the date hereof) and shall be mutually agreed upon by the parties prior to the issuance thereof.

     SECTION 10.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder (including any rights, interests or obligations under Article VIII) shall be assigned by any party hereto without the prior written consent of the other party or parties hereto; provided, however, that Purchaser, (i) may assign its rights, interests and obligations under this Agreement, in whole or in part, to any of its Affiliates (provided that (A) any assignment to more than one Affiliate shall require the prior written consent of Seller which shall not be unreasonably withheld and (B) such Affiliate(s) assumes and agrees to perform, discharge and satisfy all of Purchaser's liabilities, duties and obligations hereunder and Purchaser shall not be released and shall remain primarily liable for and obligated to perform, discharge and satisfy all of Purchaser's liabilities, duties and obligations hereunder); (ii) at any time after Closing, may assign its rights, interests and obligations under this Agreement, in whole or in part, to any subsequent purchaser of Purchaser or a portion of its assets or business (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise) and
(iii) may assign its rights, interests and obligations for collateral security purposes, to any lender or lenders providing financing to Purchaser or any of its Subsidiaries on or after the date hereof and all extensions, renewals, replacements, refinancings and refundings thereof in whole or in part. Seller acknowledges that Purchaser contemplates effecting a merger transaction with and into the Company promptly following consummation of the transactions contemplated by this Agreement.

     SECTION 10.11 Further Assurances. From time to time, as and when requested by a party hereto, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

     SECTION 10.12 Remedies. Seller agrees that Purchaser shall be entitled to seek injunctive relief with respect to conduct which gives rise to any breach (or alleged breach) of Section 5.7 and/or Section 5.17 in order to prevent or cease breaches by Seller of such provisions of Section 5.7 and/or Section 5.17 of this Agreement in any action instituted in any court having jurisdiction over the parties and the matter. Any relief, if granted, shall not prohibit Seller from terminating this Agreement pursuant to Section 7.1 to the extent Seller otherwise has the right to do so and such relief shall terminate at the close of business on the date determined in accordance with Section 2.1 above.

                                   ARTICLE XI
                                  Definitions

     SECTION 11.1 Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:

     "Accounts Receivable" means all accounts, instruments and receivables, in each case, arising out of the provision of products or services by the Company or any of its Subsidiaries.

     "Acquired Assets" has the meaning set forth in Section 5.11(g).

     "Affiliate" of any particular Person means any other Person (other than an individual) directly or indirectly controlling, controlled by or under common control with such Person.

     "Affiliated Group" means an affiliated group as defined in Code Section 1504 (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

     "Agreement" means this Membership Interest Purchase Agreement, made and entered into as of the date hereof, by and among the Company, Seller and Purchaser.

     "Ancillary Documents" has the meaning set forth in Section 5.8.

     "Applicable Rate" has the meaning set forth in Section 1.2(d).

     "Articles of Organization" means the Articles of Organization of Facet Technologies, LLC dated as of June 29, 1995.

     "Asahi" has the meaning set forth in Section 3.7(o).

     "Bank of America Revolver and Term Loan" means (i) the Credit Agreement dated January 19, 2006, among Matria Healthcare, Inc., as the Borrower, the Subsidiaries of the Borrower, as the Guarantors, Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, and the other Lenders party thereto, as amended and (ii) Term Loan Agreement dated January 19, 2006, among Matria Healthcare, Inc., as the Borrower, the Subsidiaries of the Borrower, as the Guarantors, Bank of America, N.A., as Administrative Agent and Collateral Agent, and the other Lenders party thereto, as amended.

     "Business" shall have the meaning set forth in the preamble of this Agreement.

     "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to close.

     "Cap Ex Contribution" has the meaning set forth in Section 5.20.

     "Cap Ex Shortfall" has the meaning set forth in Section 5.20.

     "Claim" has the meaning set forth in Section 8.6(a).

     "Claim Notice" has the meaning set forth in Section 8.6(a).

     "Closing" has the meaning set forth in Section 2.1.

     "Closing Date" has the meaning set forth in Section 2.1.

     "Closing Deadline" has the meaning set forth in Section 7.1(a)(ii).

     "Closing Indebtedness" has the meaning set forth in Section 1.1(a).

     "Closing Statement" has the meaning set forth in Section 1.2(a).

     "Closing Working Capital Amount" has the meaning set forth in Section
1.1(a).

     "COBRA" has the meaning set forth in Section 5.12(h).

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" means Facet Technologies, LLC, a Georgia limited liability company.

     "Company Transaction" has the meaning set forth in Section 5.17.

     "Confidentiality Agreement" means that certain confidentiality letter agreement by and between Seller and Water Street Capital Partners LLC, dated April 27, 2006.

     "Confidential Information" means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential"), in any form or medium, that relates to the Company or its Subsidiaries or their business relations or their respective business activities. Confidential Information includes, but is not limited to, the following: (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, research and development, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities and individual requirements of, and specific contractual arrangements with, the Company's and its Subsidiaries' customers, suppliers, independent contractors, joint venture partners and other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) and (v) Intellectual Property Rights.

     "Contracts" means all rights and obligations of the Company or any Subsidiary thereof under those contracts, leases for real and personal property, license agreements, joint venture agreements, service agreements and other commitments and agreements to which the Company or any Subsidiary thereof is a party, whether written or oral.

     "Deductible" has the meaning set forth in Section 8.4(a).

     "Deficiency" has the meaning set forth in Section 1.2(e).

     "Dispute Notice" has the meaning set forth in Section 8.6(d).

     "Environmental Laws" means any Federal, state, interstate, foreign or local statute, law or regulation, or similar provision having the force or effect of law, any judicial or administrative order or determination, or any common law, in effect on or prior to the Closing Date and which is applicable to the Company, its Subsidiaries or their respective businesses or operations, relating to protection of the environment, protection of health from environmental hazards, or worker health and safety, including any of those relating to: (i) the reporting, licensing, permitting or investigating of the emission, discharge, release or threatened release of Hazardous Substances into the air, surface water, ground water or land; or (ii) the manufacture, release, threatened release, distribution, use, generation, treatment, storage, disposal, transport, presence, labeling, testing, processing, discharge, control, cleanup or handling of Hazardous Substances.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Estimated Purchase Price" has the meaning set forth in Section 1.1(b).

     "Excess" has the meaning set forth in Section 1.2(d).

     "Exhibits" means the exhibits listed in the table of contents of this Agreement as attached hereto.

     "FDA" has the meaning set forth in Section 3.20.

     "Financial Statements" has the meaning set forth in Section 3.6.

     "Former Employee" has the meaning set forth in Section 5.12(a).

     "Fundamental Representations" has the meaning set forth in Section 8.1(b).

     "GAAP" means generally accepted accounting principles as in effect, from time to time, in the United States.

     "Governmental Entity" means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

     "Hazardous Substance" means any substance, waste or material that is defined as a "hazardous waste" or "hazardous substance" (including petroleum and their derivatives), or that is otherwise regulated or subject to imposition of liability, under any Environmental Law.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements act of 1976, as amended.

     "Indebtedness" means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) any contingent reimbursement obligations under any letters of credit and/or bankers' acceptances, (iv) all obligations arising from cash/book overdrafts, (v) all obligations of such Person secured by a Lien (other than Permitted Liens), (vi) all guarantees of such Person in connection with any of the foregoing and any other indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (vii) all capital lease obligations, (viii) all intercompany obligations and liabilities, and (ix) all accrued interest, prepayment premiums or penalties related to any of the foregoing.

     "Indemnified Party" has the meaning set forth in Section 8.6(a).

     "Indemnifying Party" has the meaning set forth in Section 8.6(a).

     "Intellectual Property Representations" has the meaning set forth in
Section 8.1(c).

     "Intellectual Property Rights" means any and all intellectual and proprietary rights and rights in Confidential Information of every kind and description anywhere in the world, including all (i) patents, patent applications, patent disclosures and inventions, (ii) internet domain names and uniform resource locators, trademarks, service marks, trade dress, trade names, logos, slogans and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith,
(iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) technology, computer software, data, data bases and documentation thereof, (vi) trade secrets and other Confidential Information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data and documentation, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium).

     "Interests" has the meaning set forth in the preamble of this Agreement.

     "Interim Balance Sheet" has the meaning set forth in Section 3.6.

     "Interim Financial Statements" has the meaning set forth in Section 3.6.

     "Inventory" means all inventories of raw materials, work-in-process, finished goods, parts, office and other supplies, packaging materials and other inventories of the Company and its Subsidiaries.

     "Knowledge" means, with respect to Seller, the actual (as opposed to constructive, implied or imputed) knowledge, after reasonable inquiry, of the Persons listed on Schedule 11.1(a), and, with respect to Purchaser, the actual (as opposed to constructive, implied or imputed) knowledge, after reasonable inquiry, of the Persons listed on Schedule 11.1(b).

     "Leases" means all leases, subleases, licenses, concessions and other agreements (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) (written or oral) pursuant to which the Company or any Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Subsidiary thereunder.

     "Leased Real Property" has the meaning set forth in Section 3.10.

     "Lien" means mortgages, liens, claims, security interests, easements, rights of way, pledges, restrictions or encumbrances of any nature whatsoever.

     "Losses" means any loss, liability, cost, damage, deficiency, diminution in value, Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys' fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing). Losses may, to the extent proven, include, without limitation, lost profits and incidental, special, indirect and consequential damages, but shall specifically exclude punitive damages or damages for mental or emotional distress (except to the extent such damages are required to be paid by an Indemnified Party to a third party).

     "Material Adverse Effect" means a material and adverse effect on the business, financial condition, results of operations or customer or supplier relations (including any adverse development with respect to such customer or supplier relations) of the Company and its Subsidiaries taken as a whole; provided, however, that the following shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect": (i) any adverse changes or developments resulting from conditions affecting the United States or any foreign economy generally that do not disproportionately affect the Company and (ii) any acts of war, insurrection, sabotage or terrorism that do not disproportionately affect the Company.

     "Material Contracts" has the meaning set forth in Section 3.14(a).

     "Non-Compete Period" has the meaning set forth in Section 9.1(a).

     "Offering Document" has the meaning set forth in Section 5.10(b).

     "Offering Materials" means, collectively, the Confidential Business Review of Facet Technologies, LLC, dated January 10, 2006, and the presentation slides styled as the Confidential Business Review of Facet Technologies, LLC, dated May 2006, each as prepared by Seller and distributed to Purchaser.

     "Operating Agreement" means the Operating Agreement of Facet Technologies, LLC dated June 29, 1995.

     "Permits" means permits, licenses, approvals and authorizations by or from Governmental Entities for the operation of the business by the Company.

     "Permitted Liens" shall mean (i) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and for which appropriate reserves have been established in accordance with GAAP;
(ii) mechanics', carriers', workers', repairers' and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant;
(iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Property which are not violated by the current use and operation of the Leased Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Property which do not materially impair the occupancy or use of the Leased Property for the purposes for which it is currently used or proposed to be used in connection with the Company's or any of its Subsidiaries' Business and (v) those liens listed on Schedule 11.1(c).

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, trust, business association or other entity, including any Governmental Entity.

     "Personal Property" means all furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property.

     "Pre-Closing Insurance Policies" has the meaning set forth in Section 3.13.

     "Post-Closing Tax Period" has the meaning set forth in Section 5.11(a).

     "Pre-Closing Tax Period" has the meaning set forth in Section 5.11(a).

     "Purchase Price" has the meaning set forth in Section 1.1(a).

     "Purchaser's Indemnified Persons" has the meaning set forth in Section 8.2.

     "Purchaser Savings Plan" has the meaning set forth in Section 5.12(f).

     "Representatives" has the meaning set forth in Section 5.6.

     "Restricted Business" has the meaning set forth in Section 9.1(a).

     "Restrictive Covenants" has the meaning set forth in Section 9.1(c).

     "Retention Agreements" means the Retention Agreements set forth on Schedule 5.18.

     "Review Period" has the meaning set forth in Section 1.2(b).

     "Schedules" means the schedules referred to in this Agreement as attached hereto.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Seller" means Matria Healthcare, Inc., a Delaware corporation.

     "Seller Benefit Plans" has the meaning set forth in Section 3.15.

     "Seller Guarantees" has the meaning set forth in Section 5.16.

     "Seller Savings Plan" means the Matria Value Investment Program - 401(k) Plan.

     "Seller's Indemnified Persons" has the meaning set forth in Section 8.3.

     "Settlement Accountant" has the meaning set forth in Section 1.2(b).

     "Straddle Period" has the meaning set forth in Section 5.11(a).

     "Statement of Adjustment Methods" has the meaning set forth in Section 1.2(a).

     "Statement of Objections" has the meaning set forth in Section 1.2(b).

     "Subsidiaries" has the meaning set forth in Section 3.4.

     "Survival Period" has the meaning set forth in Section 8.1.

     "S-X Financials" has the meaning set forth in Section 5.10(b).

     "Target Working Capital Amount" means an amount equal to $12,303,000.

     "Tax" means (A) all Federal, state, foreign or other governmental taxes, assessments, duties (including customs duties and fees and import duties and fees), fees, levies or similar charges of any kind, including all income, profit, franchise, excise, property, use, intangibles, sales, payroll, estimated, employment, withholding and other taxes, and including all interest and penalties imposed with respect to such amounts; (B) liability of the Company or the Seller, with respect to the Company, for the payment of any amounts of the type described in clause (A) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (C) liability of the Company or the Seller, with respect to the Company, for the payment of any amounts of the type described in clause (A) as a result of any express obligation to indemnify or otherwise assume or succeed to the liability of any other person.

     "Tax Claim" has the meaning set forth in Section 5.11(d).

     "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, and amended returns) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

     "Termination Fee" has the meaning set forth in Section 7.1(d).

     "Third Party Approvals" has the meaning set forth in Section 6.2(f).

     "Third Party Claim" has the meaning set forth in Section 8.6(b).

     "Trade Show Booth" means the ten (10) foot by twenty (20) foot custom-built trade show booth used by the Company.

     "Transfer Date" has the meaning set forth in Section 5.12(f).

     "Transferred Employees" has the meaning set forth in Section 5.12(a).

     "Transition Services Agreement" has the meaning set forth in Section 5.8.

     "Vacated McDonough Lease" has the meaning set forth in Section 5.18.

     "Working Capital" means, as of any date of determination, the excess of the Company's total current assets as of such date over the Company's total current liabilities (excluding the

Company's and its Subsidiaries' Indebtedness) as of such date, in each case as determined on a consolidated basis in accordance with GAAP and as set forth on Exhibit A.

     SECTION 11.2 Construction and Interpretation of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of the Company in connection with the Business. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of any indemnification provision in this Agreement, the word "expenses" shall mean out-of-pocket expenses, and shall not include any allocations of internal salaries and other expenses. Whenever the words "included," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

                          [SIGNATURE PAGE ON NEXT PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Membership Interest Purchase Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                        SELLER:

                                        MATRIA HEALTHCARE, INC.


                                        By:  /s/ Parker H. Petit
                                             -----------------------------------
                                        Name:  Parker H. Petit
                                               ---------------------------------
                                        Title:  Chairman & CEO
                                                --------------------------------


                                        COMPANY:

                                        FACET TECHNOLOGIES, LLC


                                        By:  /s/ William C. Taylor
                                             -----------------------------------
                                        Name:  William C. Taylor
                                               ---------------------------------
                                        Title:  President
                                                --------------------------------


                                        PURCHASER:

                                        FACET ACQUISITION LLC


                                        By:  /s/ Tim Dugan
                                             -----------------------------------
                                        Name:  Tim Dugan
                                               ---------------------------------
                                        Title:  President
                                                --------------------------------